SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                      POST-EFFECTIVE AMENDMENT NUMBER 5 TO

                      REGISTRATION STATEMENT NUMBER 333-34982

              American Express Equity Indexed Savings Certificates

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      AMERICAN EXPRESS CERTIFICATE COMPANY
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    DELAWARE
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6725
--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   41-6009975
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

        70100 AXP Financial Center, Minneapolis, MN 55474, (612) 671-3131
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 H. Bernt von Ohlen - 50605 AXP Financial Center,
                     Minneapolis, MN 55474, (612) 671-7981
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

               CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 5 TO
                      REGISTRATION STATEMENT NO. 333-34982

Cover Page

Prospectus

Part II Information

Signatures

Exhibits

(logo)
  American
     Express(R)
Certificates
                            American Express Equity Indexed Savings Certificates


                                                       Prospectus April 27, 2005


                     Potential for stock market growth with safety of principal.


American Express Certificate Company (the Issuer or AECC) issues American Express Equity Indexed Savings Certificates (the Certificates). The Issuer offers two classes of Certificates -- Full Participation Certificates and Partial Participation Certificates. You may:


o Purchase a Certificate in any amount from $2,000 through $1 million unless you receive prior authorization from the Issuer to invest more.


o Participate in any increase of the stock market based on the Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index) while protecting your principal, up to a maximum return between 5% and 6% for a 52-week term (see page 2p).


o Decide whether to link all of your return to the index by buying a Full Participation Certificate or whether the Issuer will guarantee part of your return, with a reduced participation in the index, by buying a Partial Participation Certificate.

o  Keep your Certificate for up to 10 successive 52-week terms.

The Certificates are debt securities that pay interest based on the performance of the S&P 500 Index up to the maximum return. The Certificates do not pass through the performance of a stock portfolio as an indexed mutual fund does and therefore do not use indexed investment strategies as a mutual fund.

Purchasers of the Certificates or other similar certificates through some distribution channels may be eligible for special rates. See "Initial Interest and Participation Rates" on page 2p.

Like all investment companies, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Certificates are backed solely by the assets of the Issuer. To the extent you link your interest to the S&P 500 Index, you might earn no interest. See "Risk Factors" on page 2p.

The Issuer is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.

The distributor and selling dealers are not required to sell any specific amount of securities.

Issuer:        American Express Certificate Company
               70100 AXP Financial Center
               Minneapolis, MN 55474
               (888) 322-7234 (toll free)

Distributor:   American Express Financial Advisors Inc.

(logo)
AMERICAN
 EXPRESS
(R)

Initial Interest and Participation Rates

The Issuer is a face-amount certificate company, a kind of investment company, and the Certificates are face-amount certificates.


The Issuer guarantees your principal. The interest on your Certificate is linked to stock market performance as measured by the S&P 500 Index, based on Tuesday closing values of the S&P 500 Index at the beginning and end of a 52-week term. The index used for the Certificates excludes dividends on the 500 stocks in the index. See "About the Certificates" for more explanation.

Here are the interest rates and market participation percentages in effect on April 27, 2005:

Class of certificate                    Maximum return           Market participation percentage        Minimum interest
Full Participation                            5%                             100%                            None
Partial Participation                         5%                              25%                               1%

These rates may or may not have changed when you apply to purchase your Certificate. For your first term, your maximum return will be between 5% and 6%. Rates for later terms are set at the discretion of the Issuer and may differ from the rates shown here.


The Issuer may offer different maximum returns, market participation percentages and minimum interest rates for the Certificates or other similar face-amount certificates for different distribution channels or in other circumstances. For more information call (888) 322-7234 and see "Promotions and Pricing Flexibility" under "About the Certificates."

RISK FACTORS

You should consider the following when investing in a Certificate:

To the extent you link your interest to the S&P 500 Index, you might earn no interest. If you choose to link all of your return on your Certificate to the S&P 500 Index, you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term. See "Interest" under "About the Certificates."

The Certificates are backed solely by the assets of the Issuer. Most of our assets are debt securities and are subject to the following risks:

Interest rate risk: The price of debt securities generally falls as interest rates increase, and rises as interest rates decrease. In general, the longer the maturity of a bond, the greater its loss of value as interest rates increase, and the greater its gain in value as interest rates decrease. See "How Your Money Is Used and Protected."

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See "How Your Money Is Used and Protected."

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2p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Table of Contents


Initial Interest and Participation Rates                                    2p

Risk Factors                                                                2p

About the Certificates                                                      4p

The Issuer and You                                                          4p

Read and Keep This Prospectus                                               4p

Investment Amounts and Terms                                                4p

Face Amount and Principal                                                   4p

Value at Maturity                                                           4p

Receiving Cash During the Term                                              5p

Interest                                                                    5p

Promotions and Pricing Flexibility                                          6p

Historical Data on the S&P 500 Index                                        6p

Calculation of Return                                                       8p

About the S&P 500 Index                                                     9p

Opportunities at the End of a Term                                         10p

How to Invest and Withdraw Funds                                           10p

Buying Your Certificate                                                    10p

Full and Partial Withdrawals                                               11p

Retirement Plans: Special Policies                                         11p

Ownership and Transfer by Book Entry Only                                  12p

Taxes on Your Earnings                                                     13p

Retirement Accounts                                                        14p

Gifts to Minors                                                            14p

Your TIN and Backup Withholding                                            14p

How Your Money Is Used and Protected                                       15p

Invested and Guaranteed by AECC                                            15p

Regulated by Government                                                    15p

Backed by Our Investments                                                  15p

Investment Policies                                                        16p

General Information on the Issuer and How It Operates                      18p

Relationship Between the Issuer and
   American Express Financial Corporation                                  18p

Corporate Reorganization                                                   18p

Capital Structure and Certificates Issued                                  18p

Service Providers                                                          18p

Investment Management and Services                                         18p

Distribution                                                               19p

Selling Dealers                                                            20p

Transfer Agent                                                             20p

Custodian                                                                  20p

Directors and Officers                                                     21p

Independent Registered Public Accounting Firm                              22p

Appendix                                                                   23p

Annual Financial Information                                               24p

Summary of Selected Financial Information                                  24p

Management's Discussion and Analysis of
   Financial Condition and Results of Operations                           25p

American Express Certificate Company
   Responsibility of Management                                            29p

Report of Independent Registered
   Public Accounting Firm                                                  30p

Financial Statements                                                       31p

Notes to Financial Statements                                              37p


--------------------------------------------------------------------------------
3p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

About the Certificates

THE ISSUER AND YOU

In this prospectus, "we," "us," "our" and "ours" refer to the Issuer and "you," "your" and "yours" refer to the owner of a Certificate. An investor must purchase and hold a Certificate through a Direct Participant in the Depository Trust Company, New York, New York (DTC). A Direct Participant is a corporation or other entity approved by DTC to become a participant and have direct access to DTC's services. See "Ownership and Transfer by Book Entry Only."

READ AND KEEP THIS PROSPECTUS


This prospectus describes terms and conditions of your American Express Equity Indexed Savings Certificate. It contains facts that can help you decide if a Certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Equity Indexed Savings Certificates from those described in the prospectus, or to bind the Issuer by any statement not in it.

INVESTMENT AMOUNTS AND TERMS


You may purchase an American Express Equity Indexed Savings Certificate in any amount from $2,000 through $1 million (unless you receive prior approval from the Issuer to invest more) payable in U.S. currency. The Issuer will accept an offer to purchase a Certificate only from a Direct Participant in DTC. To purchase a Certificate, you must arrange for a selling dealer to offer to purchase the Certificate as or through a Direct Participant in DTC on your behalf. The Issuer has complete discretion to determine whether to accept an offer and sell a Certificate. If you wish to invest more than $1 million, you should seek prior approval from the Issuer through your selling dealer.


Your first Certificate term is a 52-week period. It begins on the Wednesday the Issuer accepts a selling dealer's offer on your behalf and ends the Tuesday before the 52-week anniversary of its acceptance. Initially, the Issuer expects to accept offers for Certificates on the fourth Wednesday of the month, though the Issuer in its sole discretion may accept offers on any day. Under normal circumstances, to consider an offer for acceptance on a Wednesday, the Issuer must receive it by the preceding Tuesday. Your Certificate will not earn any interest until the term begins. You will be notified in advance of the end of your term. This notice will include the new maximum return and the new market participation percentage for Certificates and the minimum interest rate for Partial Participation Certificates. We will follow your instructions on the amount to surrender, if any. We will automatically renew the remainder of your Certificate for a new 52-week term.

The Certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan or other qualified retirement accounts. If so used, the amount of your contribution (investment) will be subject to limitations in applicable federal law. You cannot purchase this Certificate in a Coverdell Education Savings Account.


FACE AMOUNT AND PRINCIPAL

The face amount of your Certificate is the amount of your initial investment. Your principal is the value of your Certificate at the beginning of each term. The Issuer guarantees your principal. It consists of the amount you actually invest plus interest credited to your account less withdrawals, penalties and any interest paid to you in cash.


For example, assume your initial investment (face amount) of $10,000 has earned a return of 5%. The Issuer credits interest to your account at the end of the term. You have not taken any interest as cash, or made any withdrawals. Your principal for the next term will equal:

           $10,000   Face amount (initial investment)
plus           500   Interest credited to your account at the end of the
term
minus           (0)  Interest paid to you in cash
minus           (0)  Withdrawals and applicable penalties
           -------
           $10,500   Principal at the beginning of the next term
           =======

VALUE AT MATURITY


Your Certificate matures after 10 terms. Then you will receive a distribution for its value. Your Certificate term is always 52 weeks. At maturity, the value of your Certificate will be the total of your actual investment, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties. Certain other fees may apply.

--------------------------------------------------------------------------------
4p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

RECEIVING CASH DURING THE TERM


If you need money before your Certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. For procedures for withdrawing money, contact your selling dealer and see "Full and Partial Withdrawal Policies" and "Ownership and Transfer by Book Entry Only" under "How to Invest and Withdraw Funds." For conditions under which penalties apply, see "Penalties for withdrawal during a term" and "Loss of interest" in "Buying Your Certificate" and "Other Full and Partial Withdrawal Policies" under "How to Invest and Withdraw Funds" below.

INTEREST


By choosing whether to buy a Full Participation Certificate or a Partial Participation Certificate, you choose from two types of participation interest for your first term: 1) full participation interest with a Full Participation Certificate, or 2) partial participation interest together with minimum interest with a Partial Participation Certificate. Interest earned on both of these Certificates has an upper limit which is the maximum return explained below. After your first term, you may transfer from a Full Participation Certificate to a Partial Participation Certificate, or from a Partial Participation Certificate to a Full Participation Certificate. Such a transfer is a purchase of a new Certificate, and you must meet the requirements for new purchases of Certificates.


Full Participation Certificate: With this Certificate:

o you participate 100% in any percentage increase in the S&P 500 Index, calculated as explained below under "Calculation of Return," up to the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

o you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term.

o  your return is linked to stock market performance.

The S&P 500 Index is frequently used to measure the relative performance of the stock market. For a more detailed discussion of the S&P 500 Index, see "About the S&P 500 Index."


Partial Participation Certificate: This Certificate allows you to participate in a portion (market participation percentage) of any percentage increase in the S&P 500 Index and also a rate of interest guaranteed by the Issuer in advance for each term (minimum interest). Your return consists of two parts:


o a percentage of any percentage increase in the S&P 500 Index, calculated as explained below under "Calculation of Return," and

o  a rate of interest guaranteed by the Issuer in advance for each term.

Together, they cannot exceed the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

The market participation rate and the minimum interest rate on the date of this prospectus are listed on the inside front cover under "Initial Interest and Participation Rates."

Maximum return: This is the cap, or upper limit, of your return for a Certificate term. Your total return including both market participation and, if you own a Partial Participation Certificate, minimum interest will be limited to this maximum return percentage. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.

Determining the S&P 500 Index value: The stock market closes at 3 p.m. Central time. The S&P 500 Index value is available at approximately 4:30 p.m. This is the value we currently use to determine participation interest. Occasionally, Standard & Poor's (S&P) makes minor adjustments to the closing value after 4:30 p.m., and the value we use may not be exactly the one that is published the next business day. In the future, we may use a later time cut-off if it becomes feasible to do so. If the stock market is not open or the S&P 500 Index is unavailable as of the last day of your term, the preceding business day for which a value is available will be used instead. Each Tuesday's closing value of the S&P 500 Index is used for establishing the term start and the term end values each week.


Earning interest: The Issuer calculates, credits and compounds participation interest at the end of your Certificate term. Minimum interest accrues daily and is credited and compounded at the end of your Certificate term. Minimum interest is calculated on a 30-day month and 360-day year basis. You will forfeit any accrued interest on any amount that is withdrawn from your certificate.


Rates for future periods: After the initial term, the maximum return, market participation percentage or minimum interest rate on your Certificate may be greater or less than those shown in the front of this prospectus. We review rates at least monthly, and have complete discretion to decide what maximum return, market participation percentage and minimum interest rate will be declared.

To find out what your Certificate's new maximum return, market participation percentage and minimum interest rate will be for your next term, please consult your selling dealer, or call the Issuer at the telephone numbers listed on the back cover.

--------------------------------------------------------------------------------
5p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

The Certificates or a similar face-amount certificate may be available through other distributors or selling dealers with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling dealers by calling 888-322-7234.

PROMOTIONS AND PRICING FLEXIBILITY

The Issuer may sponsor or participate in promotions involving the Certificates or similar face-amount certificates and their respective terms. For example, we may offer a different maximum return, market participation percentage and minimum rate to new clients, to existing clients, or to individuals who purchase or use other products or services offered by American Express Company or its affiliates. These promotions will generally be for a specified period of time.

We also may offer a different maximum return, market participation percentage and minimum rate based on the amount invested and geographic location.

HISTORICAL DATA ON THE S&P 500 INDEX


The following chart illustrates the month-end closing values of the Index from Dec. 31, 1984 through Feb. 28, 2005. The values of the S&P 500 Index are reprinted with the permission of S&P.


(line graph)


S&P 500 Index Values - December 1984 to February 2005

              S&P 500
               Index
Date           Value
Dec-84        167.24
Jan-85        179.63
Feb-85        181.18
Mar-85        180.66
Apr-85        179.83
May-85        189.55
Jun-85        191.85
Jul-85        190.92
Aug-85        188.63
Sep-85        182.08
Oct-85        189.82
Nov-85        202.17
Dec-85        211.28
Jan-86        211.78
Feb-86        226.92
Mar-86        238.90
Apr-86        235.52
May-86        247.35
Jun-86        250.84
Jul-86        236.12
Aug-86        252.93
Sep-86        231.32
Oct-86        243.98
Nov-86        249.22
Dec-86        242.17
Jan-87        274.08
Feb-87        284.20
Mar-87        291.70
Apr-87        288.36
May-87        290.10
Jun-87        304.00
Jul-87        318.66
Aug-87        329.80
Sep-87        321.83
Oct-87        251.79
Nov-87        230.30
Dec-87        247.08
Jan-88        257.07
Feb-88        267.82
Mar-88        258.89
Apr-88        261.33
May-88        262.16
Jun-88        273.50
Jul-88        272.02
Aug-88        261.52
Sep-88        271.91
Oct-88        278.97
Nov-88        273.70
Dec-88        277.72
Jan-89        297.47
Feb-89        288.86
Mar-89        294.87
Apr-89        309.64
May-89        320.52
Jun-89        317.98
Jul-89        346.08
Aug-89        351.45
Sep-89        349.15
Oct-89        340.36
Nov-89        345.99
Dec-89        353.40
Jan-90        329.08
Feb-90        331.89
Mar-90        339.94
Apr-90        330.80
May-90        361.23
Jun-90        358.02
Jul-90        356.15
Aug-90        322.56
Sep-90        306.05
Oct-90        304.00
Nov-90        322.22
Dec-90        330.22
Jan-91        343.93
Feb-91        367.07
Mar-91        375.22
Apr-91        375.35
May-91        389.83
Jun-91        371.16
Jul-91        387.81
Aug-91        395.43
Sep-91        387.86
Oct-91        392.46
Nov-91        375.22
Dec-91        417.09
Jan-92        408.79
Feb-92        412.70
Mar-92        403.69
Apr-92        414.95
May-92        415.35
Jun-92        408.14
Jul-92        424.21
Aug-92        414.03
Sep-92        417.80
Oct-92        418.67
Nov-92        431.35
Dec-92        435.71
Jan-93        438.78
Feb-93        443.38
Mar-93        451.67
Apr-93        440.19
May-93        450.21
Jun-93        450.53
Jul-93        448.13
Aug-93        463.56
Sep-93        458.93
Oct-93        467.83
Nov-93        461.79
Dec-93        466.50
Jan-94        481.61
Feb-94        467.14
Mar-94        445.77
Apr-94        450.91
May-94        456.51
Jun-94        444.27
Jul-94        458.25
Aug-94        475.50
Sep-94        462.71
Oct-94        472.35
Nov-94        453.69
Dec-94        459.27
Jan-95        470.42
Feb-95        487.39
Mar-95        500.71
Apr-95        514.71
May-95        533.41
Jun-95        544.75
Jul-95        562.06
Aug-95        561.88
Sep-95        584.41
Oct-95        581.50
Nov-95        605.37
Dec-95        615.93
Jan-96        636.02
Feb-96        640.44
Mar-96        645.50
Apr-96        654.18
May-96        669.14
Jun-96        670.63
Jul-96        639.95
Aug-96        651.99
Sep-96        687.33
Oct-96        705.27
Nov-96        757.02
Dec-96        740.74
Jan-97        786.16
Feb-97        790.82
Mar-97        757.41
Apr-97        801.34
May-97        848.28
Jun-97        885.76
Jul-97        954.31
Aug-97        899.48
Sep-97        947.28
Oct-97        914.62
Nov-97        955.40
Dec-97        970.43
Jan-98        980.28
Feb-98       1049.34
Mar-98       1101.76
Apr-98       1111.77
May-98       1090.82
Jun-98       1133.84
Jul-98       1120.73
Aug-98        957.68
Sep-98       1017.07
Oct-98       1098.69
Nov-98       1163.74
Dec-98       1230.59
Jan-99       1279.28
Feb-99       1238.33
Mar-99       1286.39
Apr-99       1335.18
May-99       1301.85
Jun-99       1371.65
Jul-99       1328.71
Aug-99       1320.35
Sep-99       1282.72
Oct-99       1363.17
Nov-99       1388.95
Dec-99       1469.25
Jan-00       1394.46
Feb-00       1366.41
Mar-00       1507.78
Apr-00       1452.43
May-00       1420.65
Jun-00       1454.60
Jul-00       1430.84
Aug-00       1517.68
Sep-00       1436.48
Oct-00       1429.40
Nov-00       1314.95
Dec-00       1320.28
Jan-01       1366.01
Feb-01       1239.94
Mar-01       1160.34
Apr-01       1249.48
May-01       1255.82
Jun-01       1224.38
Jul-01       1211.23
Aug-01       1133.58
Sep-01       1040.94
Oct-01       1059.78
Nov-01       1139.45
Dec-01       1148.08
Jan-02       1130.20
Feb-02       1106.74
Mar-02       1147.39
Apr-02       1076.92
May-02       1067.14
Jun-02        989.82
Jul-02        911.62
Aug-02        916.07
Sep-02        815.28
Oct-02        885.76
Nov-02        936.31
Dec-02        879.82
Jan-03        855.70
Feb-03        841.15
Mar-03        848.18
Apr-03        916.92
May-03        963.59
Jun-03        974.51
Jul-03        990.31
Aug-03       1008.01
Sep-03        995.97
Oct-03       1050.71
Nov-03       1058.20
Dec-03       1111.92
Jan-04       1131.13
Feb-04       1144.94
Mar-04       1126.21
Apr-04       1107.30
May-04       1120.68
Jun-04       1140.84
Jul-04       1101.72
Aug-04       1104.24
Sep-04       1114.58
Oct-04       1130.20
Nov-04       1173.82
Dec-04       1211.92
Jan-05       1181.27
Feb-05       1203.60

S&P 500 Index Average Annual Return
Beginning date Dec. 31,                                      Period held in years                      Average annual return
 1994                                                                10                                         10.19%
 1999                                                                 5                                         -3.78%
 2003                                                                 1                                          8.99%


--------------------------------------------------------------------------------
6p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

The next chart illustrates, on a moving 52-week basis, the price return of the S&P 500 Index measured for every 52-week period beginning with the period ended Dec. 31, 1985. The price return is the percentage return for each period using month-end closing prices of the S&P 500 Index. Dividends and other distributions on the securities comprising the S&P 500 Index are not included in calculating the price return.


(line graph)


  S&P 500 Index - December 1985 to February 2005

           52-Week Moving Price Return

                      S&P 500
                      12 Mth
Date                  Return
Dec-85                26.33%
Jan-86                17.90%
Feb-86                25.25%
Mar-86                32.24%
Apr-86                30.97%
May-86                30.49%
Jun-86                30.75%
Jul-86                23.67%
Aug-86                34.09%
Sep-86                27.04%
Oct-86                28.53%
Nov-86                23.27%
Dec-86                14.62%
Jan-87                29.42%
Feb-87                25.24%
Mar-87                22.10%
Apr-87                22.44%
May-87                17.28%
Jun-87                21.19%
Jul-87                34.96%
Aug-87                30.39%
Sep-87                39.13%
Oct-87                 3.20%
Nov-87                -7.59%
Dec-87                 2.03%
Jan-88                -6.21%
Feb-88                -5.76%
Mar-88               -11.25%
Apr-88                -9.37%
May-88                -9.63%
Jun-88               -10.03%
Jul-88               -14.64%
Aug-88               -20.70%
Sep-88               -15.51%
Oct-88                10.79%
Nov-88                18.84%
Dec-88                12.40%
Jan-89                15.72%
Feb-89                 7.86%
Mar-89                13.90%
Apr-89                18.49%
May-89                22.26%
Jun-89                16.26%
Jul-89                27.23%
Aug-89                34.39%
Sep-89                28.41%
Oct-89                22.01%
Nov-89                26.41%
Dec-89                27.25%
Jan-90                10.63%
Feb-90                14.90%
Mar-90                15.28%
Apr-90                 6.83%
May-90                12.70%
Jun-90                12.59%
Jul-90                 2.91%
Aug-90                -8.22%
Sep-90               -12.34%
Oct-90               -10.68%
Nov-90                -6.87%
Dec-90                -6.56%
Jan-91                 4.51%
Feb-91                10.60%
Mar-91                10.38%
Apr-91                13.47%
May-91                 7.92%
Jun-91                 3.67%
Jul-91                 8.89%
Aug-91                22.59%
Sep-91                26.73%
Oct-91                29.10%
Nov-91                16.45%
Dec-91                26.31%
Jan-92                18.86%
Feb-92                12.43%
Mar-92                 7.59%
Apr-92                10.55%
May-92                 6.55%
Jun-92                 9.96%
Jul-92                 9.39%
Aug-92                 4.70%
Sep-92                 7.72%
Oct-92                 6.68%
Nov-92                14.96%
Dec-92                 4.46%
Jan-93                 7.34%
Feb-93                 7.43%
Mar-93                11.89%
Apr-93                 6.08%
May-93                 8.39%
Jun-93                10.39%
Jul-93                 5.64%
Aug-93                11.96%
Sep-93                 9.84%
Oct-93                11.74%
Nov-93                 7.06%
Dec-93                 7.07%
Jan-94                 9.76%
Feb-94                 5.36%
Mar-94                -1.31%
Apr-94                 2.44%
May-94                 1.40%
Jun-94                -1.39%
Jul-94                 2.26%
Aug-94                 2.58%
Sep-94                 0.82%
Oct-94                 0.97%
Nov-94                -1.75%
Dec-94                -1.55%
Jan-95                -2.32%
Feb-95                 4.33%
Mar-95                12.32%
Apr-95                14.15%
May-95                16.85%
Jun-95                22.62%
Jul-95                22.65%
Aug-95                18.17%
Sep-95                26.30%
Oct-95                23.11%
Nov-95                33.43%
Dec-95                34.11%
Jan-96                35.20%
Feb-96                31.40%
Mar-96                28.92%
Apr-96                27.10%
May-96                25.45%
Jun-96                23.11%
Jul-96                13.86%
Aug-96                16.04%
Sep-96                17.61%
Oct-96                21.28%
Nov-96                25.05%
Dec-96                20.26%
Jan-97                23.61%
Feb-97                23.48%
Mar-97                17.34%
Apr-97                22.50%
May-97                26.77%
Jun-97                32.08%
Jul-97                49.12%
Aug-97                37.96%
Sep-97                37.82%
Oct-97                29.68%
Nov-97                26.21%
Dec-97                31.01%
Jan-98                24.69%
Feb-98                32.69%
Mar-98                45.46%
Apr-98                38.74%
May-98                28.59%
Jun-98                28.01%
Jul-98                17.44%
Aug-98                 6.47%
Sep-98                 7.37%
Oct-98                20.13%
Nov-98                21.81%
Dec-98                26.81%
Jan-99                30.50%
Feb-99                18.01%
Mar-99                16.76%
Apr-99                20.09%
May-99                19.35%
Jun-99                20.97%
Jul-99                18.56%
Aug-99                37.87%
Sep-99                26.12%
Oct-99                24.07%
Nov-99                19.35%
Dec-99                19.39%
Jan-00                 9.00%
Feb-00                10.34%
Mar-00                17.21%
Apr-00                 8.78%
May-00                 9.13%
Jun-00                 6.05%
Jul-00                 7.69%
Aug-00                14.95%
Sep-00                11.99%
Oct-00                 4.86%
Nov-00                -5.33%
Dec-00               -10.14%
Jan-01                -2.04%
Feb-01                -9.26%
Mar-01               -23.04%
Apr-01               -13.97%
May-01               -11.60%
Jun-01               -15.83%
Jul-01               -15.35%
Aug-01               -25.31%
Sep-01               -27.54%
Oct-01               -25.86%
Nov-01               -13.35%
Dec-01               -13.04%
Jan-02               -17.26%
Feb-02               -10.74%
Mar-02                -1.12%
Apr-02               -13.81%
May-02               -15.02%
Jun-02               -19.16%
Jul-02               -24.74%
Aug-02               -19.19%
Sep-02               -21.68%
Oct-02               -16.42%
Nov-02               -17.83%
Dec-02               -23.37%
Jan-03               -24.29%
Feb-03               -24.00%
Mar-03               -26.08%
Apr-03               -14.86%
May-03                -9.70%
Jun-03                -1.55%
Jul-03                 8.63%
Aug-03                10.04%
Sep-03                22.16%
Oct-03                18.62%
Nov-03                13.02%
Dec-03                26.38%
Jan-04                32.19%
Feb-04                36.12%
Mar-04                32.78%
Apr-04                20.76%
May-04                16.30%
Jun-04                17.07%
Jul-04                11.25%
Aug-04                 9.55%
Sep-04                11.91%
Oct-04                 7.57%
Nov-04                10.93%
Dec-04                 8.99%
Jan-05                 4.43%
Feb-05                 4.95%

Using the same dates and data on price returns described above, the next graph expands on the information in the preceding chart by illustrating the number of weeks when the 52-week price return was in the range specified below under each column. For example, the most common 52-week return during this time was in the 10 percent range.

(bar graph)
                 S&P 500 Index - December 1985 to February 2005

                  Distribution of 52-Week Moving Price Returns

                                          Occurrences
                         -15                   20
                         -10                   13
                          -5                   11
                           0                    8
                           5                   15
                          10                   28
                          15                   26
                          20                   23
                          25                   24
                          29.9                 26
                        >=30                   25

Your interest earnings are tied to the movement of the S&P 500 Index. They will be based on any increase in this Index as measured on the beginning and ending date of each 52-week term. Of course, if this Index is not higher on the last day of your term than it was on the first day, your principal will be secure but you will earn no participation interest.


How an index has performed in the past does not indicate how the stock market or the Certificates will perform in the future. There is no assurance that the Certificate owners will receive interest on their accounts beyond any minimum interest selected. The index could decline.

--------------------------------------------------------------------------------
7p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

CALCULATION OF RETURN

The increase or decrease in the S&P 500 Index, as well as the actual return paid to you, is calculated as follows:

Rate of return on S&P 500 Index

Term ending value of S&P 500 Index                                    minus
Term beginning value of S&P 500 Index                            divided by
Term beginning value of S&P 500 Index                                equals

Rate of return on S&P 500 Index

The actual return paid to you will depend on whether or not you select a Full Participation Certificate or a Partial Participation Certificate.

For example, assume:

Term ending value of S&P 500 Index                                      940
Term beginning value of S&P 500 Index                                   900
Maximum return                                                           5%
Minimum return                                                           1%
Partial Participation Certificate participation percentages             25%

              940 Term ending value of S&P 500 Index
minus         900 Term beginning value of S&P 500 Index
            -----
equals         40 Difference between beginning and ending values
               40 Difference between beginning and ending values
divided by    900 Term beginning value of S&P 500 Index
            -----
equals      4.44% Percent increase -- Full Participation Return
            4.44% Percent increase or decrease
times         25% Partial Participation Certificate participation percentages
            -----

equals      1.11%
plus           1% Minimum interest rate
            -----

equals      2.11% Partial Participation Certificate return
            -----

In both cases in the example, the return would be less than the 5% maximum.

Examples


To help you understand how the Certificates work, here are some hypothetical examples. The following are four different examples of market scenarios and how they affect a Certificate's return. Assume for all examples that:


o  you purchased a Certificate with a $10,000 original investment,

o the Partial Participation Certificate market participation percentage is 25%,


o  the minimum interest rate for Partial Participation Certificates is 1%,


o the maximum return for Full Participation Certificates and Partial Participation Certificates is 5%.

1. If the S&P 500 Index value rises


       Week 1/Wed                                                         Week 52/Tues
         S&P 500                                                             S&P 500
       Index 1,000            4% increase in the S&P 500 Index             Index 1,040


Full Participation Certificate                                      Partial Participation Certificate
   $10,000  Original investment                                     $10,000  Original investment
   +  400   4% x $10,000                                            +  100   1.00% (Minimum interest rate) x $10,000
            Participation interest                                  +  100   25% x 4% x $10,000 Participation interest
   -------                                                          -------
   $10,400  Ending balance                                          $10,200  Ending balance
            (4% Total return)                                                (2.00% Total return)

--------------------------------------------------------------------------------
8p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

2. If the S&P 500 Index value falls

       Week 1/Wed                                                         Week 52/Tues
         S&P 500                                                             S&P 500
       Index 1,000            4% decrease in the S&P 500 Index              Index 960

Full Participation Certificate                                      Partial Participation Certificate
   $10,000  Original investment                                     $10,000  Original investment
   +    0   Participation interest                                  +  100   1.00% (Minimum interest rate) x $10,000
   -------                                                          +    0   Participation interest
   $10,000  Ending balance                                          -------
            (0% Total return)                                       $10,100  Ending balance
                                                                             (1.00% Total return)

3. If the S&P 500 Index value rises above the maximum return for full participation

       Week 1/Wed                                                         Week 52/Tues
         S&P 500                                                             S&P 500
       Index 1,000            10% increase in the S&P 500 Index            Index 1,100

Full Participation Certificate                                      Partial Participation Certificate

   $10,000  Original investment                                     $10,000  Original investment
   +  500   5% x $10,000                                            +  100   1.00% (Minimum interest rate) x $10,000
            Participation interest                                  +  250   25% x 10% x $10,000 Participation interest
   -------                                                          -------
   $10,500  Ending balance                                          $10,350  Ending balance
            (5% Total return)                                                (3.50% Total return)

4. If the S&P 500 Index value rises above the maximum return for partial participation

       Week 1/Wed                                                         Week 52/Tues
         S&P 500                                                             S&P 500
       Index 1,000            30% increase in the S&P 500 Index            Index 1,300

Full participation interest                                         Partial participation interest and minimum interest
   $10,000  Original investment                                     $10,000  Original investment
   +  500   5% x $10,000                                            +  100   1.00% (Minimum interest rate) x $10,000
            Maximum interest                                        +  400   25% x 30% = 7.5%; capped at (5%-1%) x $10,000
                                                                             Participation interest
   -------                                                          -------
   $10,500  Ending balance                                          $10,500  Ending balance
            (5% Total return)                                                (5% Total return)


ABOUT THE S&P 500 INDEX


The description in this prospectus of the S&P 500 Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information regarding the S&P 500 Index. The Issuer does not assume any responsibility for the accuracy or completeness of such information.


The S&P 500 Index is composed of 500 common stocks, most of which are listed on the New York Stock Exchange. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock movement. S&P chooses the 500 stocks to be included in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the U.S. common stock population. Changes in the S&P 500 Index are reported daily in the financial pages of many major newspapers. The index used for American Express Equity Indexed Savings Certificates excludes dividends on the 500 stocks.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies Inc. and have been licensed for use by the Issuer. The Certificates are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Certificate or any member of the public regarding the advisability of investing in securities generally or in the Certificate particularly or the ability of the S&P 500 Index to track general stock market performance.

S&P's only relationship to the Issuer is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Issuer or the Certificate. S&P has no obligation to take the needs of the Issuer or the owners of the Certificate into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Certificates to be issued or in the determination or calculation of the equation by which the Certificates are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates.

--------------------------------------------------------------------------------
9p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to the results to be obtained by the Issuer, owners of the Certificates, or any person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.


If for any reason the S&P 500 Index were to become unavailable or not reasonably feasible to use, AECC would use a comparable stock market index for determining participation interest. If this were to occur, we would provide the selling dealer through which you hold your Certificate with a notice to pass on to you by a practical means such as correspondence (which may be electronic if you have so agreed) or a quarterly account statement. The notice would indicate the comparable index and give you the option to withdraw your principal without an early withdrawal penalty. If you chose early withdrawal, you would lose any interest accrued during the term.


OPPORTUNITIES AT THE END OF A TERM

When your Certificate term ends, you may:

o  withdraw all of your interest,

o withdraw part of your principal (except the withdrawal cannot reduce your Certificate balance to less than the minimum investment requirement of $2,000), or


o  withdraw all of your principal and interest


without a withdrawal penalty or loss of interest. The remainder, if any, of your Certificate will automatically renew for a new 52-week term. When your next term starts, you won't know your earned interest on the term just ended. If you give appropriate notice to withdraw money from your Certificate at term end, the Issuer typically will pay that amount to DTC on the Wednesday after the Tuesday on which your term ends -- or on the next business day if that Tuesday or Wednesday is not a business day. For processing of funds, see "Ownership and Transfer by Book Entry Only." On giving notice of requests for withdrawals, see "Full and Partial Withdrawal Policies."

How to Invest and Withdraw Funds

BUYING YOUR CERTIFICATE

You may apply to purchase a Certificate only through the distributor or a selling dealer. For a description of distribution and arrangements with selling dealers, see "Distribution" and "Selling Dealers" under "How Your Money Is Managed." To purchase a Certificate, you must apply through a participant in DTC. See "Ownership and Transfer by Book Entry Only." Your purchase occurs when the Issuer accepts an offer to purchase Certificates from a DTC participant (a "Direct Participant") for which you are the beneficial owner and receives federal funds (funds of the Federal Reserve System) from that Direct Participant for the purchase. Initially, the Issuer expects to accept offers to purchase Certificates on the fourth Wednesday of the month, though the Issuer in its sole discretion may accept offers on any day. Under normal circumstances, to consider an offer for acceptance on a Wednesday, the Issuer must receive it by the preceding Tuesday. The Issuer in its sole discretion may accept or decline an offer to purchase a Certificate.

The selling dealer purchasing a Certificate on your behalf is to send you a confirmation showing the purchase date, the date your term begins and the interest selection you have made detailing your market participation percentage and, if applicable, the minimum interest rate for your first term, and the value of the S&P 500 Index on the day your term began. The rates in effect on the date we accept the offer from the Direct Participant are the rates that apply to your Certificate.

Important: You must provide the selling dealer who purchases on your behalf with your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number. See "Taxes on Your Earnings."

--------------------------------------------------------------------------------
10p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

FULL AND PARTIAL WITHDRAWALS

You may withdraw your Certificate for its full value, net any applicable penalties, or make a partial withdrawal of $100 or more at any time. You may withdraw principal of and interest on your Certificate only through the distributor or a selling dealer that is, or has made arrangements with, a Direct Participant in DTC. See "Ownership and Transfer by Book Entry Only." Because of processing time, assuming that you tell your selling dealer of your request for withdrawal on a business day and the selling dealer acts promptly on the request, the request for withdrawal normally will be processed on the next business day. However, you normally must give your request for a withdrawal at term end to your selling dealer by seven business days before the end of the term, and the selling dealer normally must inform DTC and the Issuer of the withdrawal request by appropriate means at least five business days before term end.


If the Issuer has received a report from DTC that, as of the open of business five business days before a requested withdrawal, the amount of Full Participation Certificates or Partial Participation Certificates owned by a Direct Participant is less than the amount of a withdrawal requested by that Direct Participant, then the Issuer normally will not honor the request for withdrawal. Such a DTC report may reflect only information provided to DTC as much as two weeks or more before the date of the report. Thus, for example, if you transfer your Certificate to an account at a different selling dealer than the one through which you purchased your Certificate, you may have to wait up to three weeks or more before you can withdraw part or all of your Certificate.

Penalties for withdrawal during a term: If you withdraw money during a term, you will pay a penalty of 2% of the principal withdrawn. The 2% penalty is waived upon death of the Certificate owner. The Issuer may require a certified death certificate and other evidence satisfactory to the Issuer before waiving the penalty.

You may not make a partial withdrawal if it would reduce your Certificate balance to less than $2,000. If you request such a withdrawal, the Direct Participant who purchased on your behalf is to contact you for revised instructions.

When the Direct Participant requests a full or partial withdrawal on your behalf during a term, we pay the Direct Participant on your behalf from the principal of your Certificate.

Loss of interest: If you make a withdrawal at any time other than at the end of the term, you will lose any interest accrued on the withdrawal amount since we credit minimum and participation interest only at the end of a term.

Following is an example describing a $2,000 withdrawal during a term:

Account balance                                                        $10,000
Interest (interest is credited at the end of the term)                       0
Withdrawal of principal                                                 (2,000)
2% withdrawal penalty                                                      (40)
                                                                       -------
Balance after withdrawal                                               $ 7,960
                                                                       =======

You will forfeit any accrued interest on the withdrawal amount.

Retirement plans: In addition, you may be subject to IRS penalties for early withdrawals if your Certificate is in an IRA, 401(k) or other qualified retirement plan account.

Other full and partial withdrawal policies

o If your Certificate is pledged as collateral on our books, any withdrawal will be delayed until we get approval from the secured party. Because purchases of Certificates generally are made through selling dealers, however, the Issuer's books generally will not reflect whether you have pledged your Certificate as collateral.

o If we have not received federal funds (funds of the Federal Reserve System) for the purchase of a Certificate, you cannot make a withdrawal. This will be unusual because payment is to be by wire transfer from the selling dealer through DTC.

o Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).

RETIREMENT PLANS: SPECIAL POLICIES

o If the Certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the Certificate apply to the plan as the owner of this Certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's benefit under the plan is administered. These terms may differ from the terms of the Certificate.


o If your Certificate is held in a custodial or investment only retirement plan (including a Keogh plan), special rules may apply at maturity.


o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

--------------------------------------------------------------------------------
11p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

OWNERSHIP AND TRANSFER BY BOOK ENTRY ONLY

DTC will act as securities depository for the Certificates. You can only buy Certificates through a broker-dealer or other entity that participates in DTC. The Certificates will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. While the Certificates are not negotiable, the Issuer will transfer ownership upon written notification to the Issuer from the registered owner, which is expected to be Cede &Co.

DTC is:

o  a limited-purpose trust company organized under the New York Banking
   Law,

o  a "banking organization" within the meaning of the New York Banking Law,

o  a member of the Federal Reserve system,

o a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that Direct Participants deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants (the "Rules") are on file with the Securities and Exchange Commission.

Purchases of Certificates under the DTC system must be made by or through Direct Participants. These Direct Participants will receive a credit for the Certificates on DTC's records. The ownership interest of each actual purchaser of each Certificate ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC or the Issuer of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Certificates are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. The Issuer expects to issue only book-entry securities and does not expect to deposit a physical certificate with DTC. Beneficial Owners will not receive physical certificates representing their ownership interests in Certificates.

To facilitate subsequent transfers, all Certificates deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Certificates with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Certificates. DTC's records reflect only the identity of the Direct Participants to whose accounts such Certificates are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. The Issuer and its affiliates, including American Express Financial Advisors Inc. and American Express Client Service Corporation, are not obligated to pay fees or costs to facilitate transfer of Certificates. You may not be able to transfer your ownership of Certificates from one broker-dealer -- or other Direct or Indirect Participant -- to another if the second Direct or Indirect Participant is unwilling to pay the cost of preparing a system to process ownership of Certificates. For other possible effects of such a transfer, see "Full and Partial Withdrawal Policies."

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

--------------------------------------------------------------------------------
12p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Withdrawal proceeds and interest payments on the Certificates will be paid to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Issuer on payable date in accordance with their respective holdings shown on DTC's records. Payments by Direct Participants or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such Participant and not of DTC or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of withdrawal proceeds and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Issuer, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Certificates at any time by giving reasonable notice to the Issuer. Under such circumstances, in the event that a successor securities depository is not obtained, the Issuer may rely solely on the books of its transfer agent to reflect registered ownership of Certificates.

The Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the Issuer may rely solely on the books of its transfer agent to reflect registered ownership of Certificates.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Taxes on Your Earnings


Each calendar year your selling dealer would be responsible to provide certificate owners and the IRS with reports of all interest of $10 and above credited to their accounts on Form 1099-INT, "Interest Income." Withdrawals are reported to certificate owners and the IRS on Form 1099-B, "Proceeds from Broker and Barter Exchange Transactions." Your selling dealer should also provide information on participation and minimum interest on certificates when credited to owners' accounts, generally at the end of each certificate term, and fixed and interim interest accrued through the end of each calendar year. The manner in which such income is to be reported for tax purposes by a certificate owner will be based on the method of accounting that the owner uses in general to report income.

Under IRS regulations governing the tax treatment of debt instruments such as the American Express Equity Indexed Savings Certificates, which provide for variable rates of interest, the certificate is treated as either a variable rate debt instrument (VRDI) or a contingent debt instrument (CDI). We believe there is a sound basis under these regulations to treat and report the certificate as a VRDI. Under the VRDI approach, full participation interest or partial participation together with minimum interest on the certificate would generally be treated as qualified stated interest that accrues over each term. However, there can be no guarantee that the certificate will not be treated as a CDI since, among other items, the regulations do not address an instrument with all the features of the certificate. If treated as CDI, interest would generally be taken into account for each term under a "noncontingent bond method," under which an owner would have taxable income to report under the rules similar to those for accruing original issue discount. For cash-basis owners, this could result in income having to be reported in advance of interest being credited to their accounts. There also could be differences in the character of income reported if the certificate were classified as a CDI rather than a VRDI.

The foregoing does not address the tax consequences of ownership of a Certificate through an IRA, 401(k) or other tax qualified retirement plan account, or try to cover all tax consequences arising from the ownership of a certificate. It is possible that changes in tax laws or interpretations may result in changes to the foregoing descriptions. As always, before purchasing an American Express Equity Indexed Savings Certificate, you should consult your own tax advisor as to all tax consequences of ownership of the certificate.



--------------------------------------------------------------------------------
13p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

RETIREMENT ACCOUNTS

If this certificate is held in an IRA or other qualified plan account, certain income tax rules apply to withdrawals.


Income Tax Withholding: When you take a distribution from an IRA, 10% of the amount must be withheld for federal income taxes, unless you elect not to have the tax withholding apply. When you take a distribution from a qualified plan account, such as a 401(k) or 403(b), 20% of the amount must be withheld for federal income taxes unless the distribution is directly rolled over to another qualified plan or IRA.


Tax Penalties: In general, distributions from IRAs and other qualified plan accounts are also subject to an IRS 10% premature distribution penalty tax unless the distribution is made after age 591/2 or to your beneficiaries following your death, or you are disabled. Other exceptions may also apply.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

This certificate may not be available for all types of retirement accounts.

GIFTS TO MINORS


If permitted under the terms of your account with a selling dealer a Certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,600 for the year 2005 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.


YOUR TIN AND BACKUP WITHHOLDING


As with any financial account you open, when you open your account with a selling dealer, you must list your current and correct TIN, which is either your Social Security or Employer Identification number. You must certify your TIN under penalties of perjury. If you purchase through the distributor filling the role of a selling dealer, your certification of your TIN is required by the time you apply to purchase a Certificate.


If you don't provide and certify the correct TIN, you could be subject to backup withholding of 28% of your interest earnings. You could also be subject to further penalties, such as:

o  a $50 penalty for each failure to supply your correct TIN;

o a civil penalty of $500 if you make a false statement that results in no backup withholding; and

o  criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

How to Determine the Correct TIN

For this type of account:            Use the Social Security or Employer
                                     Identification Number of:
------------------------------------ -------------------------------------------
Individual or joint account          The individual or one of the owners listed
                                     on the joint account
------------------------------------ -------------------------------------------
Custodian account of a minor         The minor
(Uniform Gifts/Transfers to Minors
Act)
------------------------------------ -------------------------------------------
A revocable living trust             The grantor-trustee (the person who puts
                                     the money into the trust)
------------------------------------ -------------------------------------------
An irrevocable trust, pension        The legal entity (not the personal
trust or estate                      representative or trustee, unless no legal
                                     entity is designated in the account title)
------------------------------------ -------------------------------------------
Sole proprietorship or               The owner
single-owner LLC
------------------------------------ -------------------------------------------
Partnership or multi-member LLC      The partnership
------------------------------------ -------------------------------------------
Corporate or LLC electing            The corporation
corporate status on  Form 8832
------------------------------------ -------------------------------------------
Association, club or tax-exempt      The organization
organization
------------------------------------ -------------------------------------------


For details on TIN requirements, ask your registered representative for federal Form W-9, Request for Taxpayer Identification Number and Certification. You also may obtain the form on the Internet at www.irs.gov.



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14p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

How Your Money Is Used and Protected

INVESTED AND GUARANTEED BY AECC

The Issuer, a wholly owned subsidiary of American Express Financial Corporation
(AEFC), issues and guarantees the American Express Equity Indexed Savings Certificates. AECC is the largest issuer of face-amount certificates in the United States, with total assets of more than $6.3 billion and a net worth in excess of $343 million on Dec. 31, 2004.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:


o  interest to certificate owners, and

o various expenses, including taxes, fees to AEFC for advisory and other services, distribution fees to American Express Financial Advisors Inc., custody fees to American Express Trust Company, and selling agent fees to selling agents.


For a review of significant events relating to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." No national rating agency rates our Certificates or our other face-amount certificates.

Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

REGULATED BY GOVERNMENT


Because the American Express Equity Indexed Savings Certificates are securities, their offer and sale are subject to regulation under federal and state securities laws. The American Express Equity Indexed Savings Certificates are face amount certificates. They are not bank products, equity investments, a form of life insurance or an investment trust.

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account. These investments back the entire value of your Certificate. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 2004, the amortized cost of these investments exceeded the required carrying value of our outstanding face-amount certificates by more than $243.1 million. We are required to use amortized cost for these regulatory purposes. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.


The Issuer has agreed with the SEC to maintain capital and surplus equal to 5% of outstanding liabilities on face-amount certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by the Issuer). The Issuer also has entered into a written informal understanding with the Minnesota Commerce Department that the Issuer will maintain capital equal to 5% of the assets of the Issuer (less any loans on outstanding certificates). When computing its capital for these purposes, the Issuer values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

BACKED BY OUR INVESTMENTS


Our investments are varied and of high quality. This was the composition of the AECC portfolio at Dec. 31, 2004:

Type of investment                                         Net amount invested
Government agency bonds                                           53%
Corporate and other bonds                                         37
Mortgage loans and other loans                                     8
Cash and cash equivalents                                          1
Preferred stocks                                                   1

At Dec. 31, 2004 about 93.5% of our securities portfolio (including bonds and preferred stocks) is rated investment grade by Moody's and Standard & Poor's (S&P) and approximately 2.5% of the portfolio is deemed investment grade based on AEFC's internal analysis, using criteria similar to those used by Moody's and S&P, when a public rating does not exist. For additional information regarding securities ratings, please refer to Note 3 to the financial statements.


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15p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 2004 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.


INVESTMENT POLICIES


AEFC serves as the Issuer's investment manager and invests the assets in the Issuer's portfolio in accordance with the Issuer's investment policy and applicable law. The following policies currently govern AEFC's investment decisions:


Debt securities

Most of our investments are in debt securities as referenced in the table in "Backed by Our Investments" under "How Your Money is Used and Protected."


The prices of bonds generally fall as interest rates increase, and rise as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The prices of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. They experience greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Under normal circumstances, at least 85% of the securities in the Issuer's portfolio will be rated investment grade, or in the opinion of the Issuer's investment advisor will be the equivalent of investment grade. Securities that are subsequently downgraded in quality may continue to be held by the Issuer and will be sold only when the Issuer believes it is advantageous to do so.

As of Dec. 31, 2004, the Issuer held about 4% of its investment portfolio in investments rated below investment grade.


Purchasing securities on margin

We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities

We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting

We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.

Borrowing money

From time to time we have established a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time. There is no limit on the extent to which we may borrow money, except that borrowing must be through the sale of certificates, or must be short-term and not a public offering and not intended to be publicly offered.

Real estate

We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of the Issuer, will be less than 5% of the Issuer's assets.

Lending securities

We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10% of our assets.

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16p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

When-issued securities

Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are available for sale, issued and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. The Issuer's ability to invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect Issuer's investment portfolio the same as owned securities.

Financial transactions including hedges

We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. The Issuer may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with the Issuer's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is no limit on the Issuer's ability to enter into financial transactions to manage the interest rate risk associated with the Issuer's assets and liabilities, but the Issuer does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities. We do not use derivatives for speculative purposes.

Illiquid securities


A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. The Issuer's investment adviser will follow guidelines established by the Issuer's board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of the Issuer's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, the Issuer will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Foreign investments

We may invest up to 10% of our assets in certain foreign securities as permitted by applicable Minnesota law.

Other restrictions


There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

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17p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

General Information on the Issuer and How It Operates


RELATIONSHIP BETWEEN THE ISSUER AND AMERICAN EXPRESS FINANCIAL CORPORATION

The Issuer was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

The Issuer files reports on Form 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


Before the Issuer was created, AEFC, our parent company, had issued similar face-amount certificates since 1894. The Issuer and AEFC have never failed to meet their certificate payments.

AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:


o travel related services (including American Express(R) Card and operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

o international banking services (through American Express Bank Ltd. and its subsidiaries) and Travelers Cheque and related services.


CORPORATE REORGANIZATION

On Feb. 1, 2005, American Express Company, the parent company of American Express Certificate Company's investment manager, American Express Financial Corporation (AEFC), announced plans to pursue a spin-off of 100% of the common stock of AEFC to shareholders of American Express Company. The transaction, expected to be completed in the third quarter of 2005, is subject to certain regulatory and other approvals, as well as final approval by the board of directors of American Express Company.

Upon completion of the transaction AEFC will be a publicly traded company separate from American Express Company and will continue to own all of the outstanding stock of American Express Certificate Company. The current agreements between American Express Certificate Company and AEFC and its affiliates will remain in place. No changes in operations or personnel are anticipated.


CAPITAL STRUCTURE AND CERTIFICATES ISSUED


The Issuer authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of the fiscal year ended Dec. 31, 2004, the Issuer had issued (in face amount) $144,548,181 of installment certificates and $3,211,598,540 of single payment certificates. As of Dec. 31, 2004, the Issuer had issued (in face amount) $15,084,688,787 of installment certificates and $30,861,437,079 of single payment certificates since its inception in 1941.

SERVICE PROVIDERS

In connection with AECC's business of issuing and distributing certificates and managing the assets that back the certificates it utilizes a number of service providers. AECC has entered into agreements with several entities, all of which are affiliated with AECC, to provide asset management and administrative services, distribution, transfer agent services, and custody.


INVESTMENT MANAGEMENT AND SERVICES

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o  providing investment research,


o  making specific investment recommendations, and

o executing purchase and sale orders according to our policy of seeking to obtain the best price and execution.


All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or the Issuer as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

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18p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Included assets are all assets of the Issuer except mortgage loans, real estate, and any other asset on which AECC pays an advisory fee or management fee other than that provided for in the Investment Advisory and Services Agreement. The fee paid to AEFC for managing and servicing bank loans is 0.35%.

Advisory and services fee rates


Included assets                                   Percentage of total book value
First $250 million                                            0.750%
Next $250 million                                             0.650
Next $250 million                                             0.550
Next $250 million                                             0.500
Any amount over $1 billion                                    0.107


Advisory and services fee paid for the past three years

Year                                                     Total fees
2004                                                    $10,939,640
2003                                                     10,436,023
2002                                                      9,979,742

Other expenses payable by the Issuer: The Investment Advisory and Services Agreement provides that we will pay:


o  costs incurred by us in connection with real estate and mortgages;

o  taxes;


o  depository and custodian fees incurred by AECC;

o brokerage commissions and charges in the purchase and sale of AECC's assets;


o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

o fees and expenses of our directors who are not officers or employees of AEFC;


o provision for certificate reserves (interest accrued on certificate owner accounts);

o  expenses of customer settlements not attributable to sales functions;
   and

o  transfer agency fees and expenses.


DISTRIBUTION


Under the Distribution Agreement with American Express Financial Advisors Inc. (AEFAI), a wholly owned subsidiary of AEFC, we pay for the distribution of the Certificates by American Express Financial Advisors Inc. as follows:


o 1.00% of the initial investment on the first day of each Certificate's term,

o 1.00% of the Certificate's reserve at the beginning of each subsequent term,


and all DTC fees and charges incurred by AEFAI and American Express Client Service Corporation (AECSC) in distribution and support of American Express Equity Indexed Savings Certificates.


This fee is not assessed to your Certificate.


Total distribution fees paid to AEFAI for all series of certificates amounted to $31,506,619 during the year ended Dec. 31, 2004.

See Note 1 to the financial statements regarding deferral of distribution fee expense.

American Express Financial Advisors Inc. pays other selling expenses in connection with services to AECC. Our board of directors, including a majority of directors who are not interested persons of AEFAI or the Issuer, approved this distribution agreement.

AEFAI also may play the role of a selling dealer as described in this prospectus.


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19p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

SELLING DEALERS

These Certificates may be sold through selling dealers, under arrangements with American Express Financial Advisors Inc., at commissions of up to:

o 0.80% of the initial investment on the first day of the Certificate's term; and

o 0.80% of the Certificate's reserve at the beginning of each subsequent term.

This fee is not assessed to your Certificate.


In addition, the Issuer may pay distributors, and AEFAI may pay selling dealers, additional compensation for selling and distribution activities under certain circumstances. For example, AEFAI may pay or reimburse charges or other fees from transfer agents or others to a selling dealer, or may pay a fee to a selling dealer in order to attend a national sales conference of a selling dealer and, among other activities, promote sales of Certificates. From time to time, the Issuer or AEFAI may pay or permit other promotional incentives, in cash or credit or other compensation to selling dealers or registered representatives.


TRANSFER AGENT


Under the Transfer Agency Agreement, AECSC, a wholly owned subsidiary of AEFC, maintains certificate owner accounts and records. The Issuer pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

In the case of American Express Equity Indexed Savings Certificates, the accounts maintained by AECSC will reflect registered ownership of Certificates by Direct Participants in DTC.

CUSTODIAN

Under the Custody Agreement, American Express Trust Company (AETC), a wholly owned subsidiary of AEFC, holds AECC's assets in custody for the benefit of AECC. The agreement authorizes AETC to enter into subcustodial arrangements with other banks, and AETC has established such an arrangement with Bank of New York for custody of foreign assets. AECC pays AETC fees based on the assets held in custody for AECC as well as per transaction charges for certain types of transactions and out-of-pocket expenses.



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20p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

DIRECTORS AND OFFICERS


AECC's sole shareholder, AEFC, elects the board of directors that oversees AECC's operations. The board annually elects the chairman and AECC's executive officers for a term of one year.

We paid a total of $78,935 during 2004 to directors not employed by AEFC.

Independent Board Members*

Name,  address,  age             Position held with       Principal occupations    Other directorships      Committee memberships
                                 AECC and length of       during past five years
                                 service
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Karen M. Bohn                    Board member since 2002  President and CEO,       Alerus Financial         Audit
6620 Iroquois Trail                                       Galeo Group LLC;         Corp., Gander
Edina, MN 55439                                           Independent business     Mountain,  Otter Tail
Born in 1953                                              consultant               Corporation
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Rodney P. Burwell                Board member since 1999  Chairman, Xerxes         TCF Financial            Audit, Dividend
7901 Xerxes Avenue                                        Corporation
South Suite 201                                           (fiberglass storage
Bloomington, MN 55431                                     tanks)
Born in 1939
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Jean B. Keffeler                 Board member since 1999  Retired business                                  Audit
P.O. Box 1377                                             executive
Livingston, MT 59047
Born in 1945
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Thomas R. McBurney               Chairman since 2005,     President, McBurney      The Valspar              Audit, Dividend
4900 IDS Center                  Board member since 1999  Management Advisors      Corporation
80 South Eighth Street                                                             (coatings), Transport
Minneapolis, MN 55402                                                              Corporation of
Born in 1938                                                                       America, Inc.
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------

*    Mr.  Burwell,  Ms. Keffeler and Mr. McBurney also serve as directors of IDS
     Life  Insurance  Company of New York and American  Centurion Life Assurance
     Company which are indirectly controlled by AEFC.

Board Member Affiliated with American Express Certificate Company**

Name,  address,  age             Position held with       Principal occupations    Other directorships      Committee memberships
                                 AECC and length of       during past five years
                                 service
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Paula R. Meyer                   Board member and         Senior Vice President                             Dividend
596 AXP Financial Center         President since 1998     and General Manager -
Minneapolis, MN 55474                                     Mutual Funds, AEFC,
Born in 1954                                              since 2002; Vice
                                                          President and Managing
                                                          Director - American
                                                          Express Funds, AEFC,
                                                          2000-2002
-------------------------------- ------------------------ ------------------------ ------------------------ ------------------------


** Interested person by reason of being an officer, director and/or employee of AEFC.

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21p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Executive Officers

Name,  address,  age             Position held with      Principal occupations    Other directorships       Committee memberships
                                 AECC and length of      during past five years
                                 service
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
Paula R. Meyer                   Board member and        Senior Vice President                              Dividend, Investment
596 AXP Financial Center         President since 1998    and General Manager -
Minneapolis, MN 55474                                    Mutual Funds, AEFC,
Born in 1954                                             since 2002; Vice
                                                         President and Managing
                                                         Director - American
                                                         Express Funds, AEFC,
                                                         2000-2002
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
Brian J. McGrane                 Vice President and      Vice President - Lead
807 AXP Financial Center         Chief Financial         Financial Officer -
Minneapolis, MN 55474            Officer since 2003      Asset Management
Born in 1971                                             Businesses, AEFC,
                                                         since 2003;  Vice
                                                         President - Lead
                                                         Financial Officer -
                                                         Institutional and
                                                         Brokerage, AEFC,
                                                         2002-2003;  Vice
                                                         President - Lead
                                                         Financial Officer -
                                                         US Brokerage, AEFC,
                                                         2001-2002; Director,
                                                         Financial Standards
                                                         and Accounting Policy
                                                         - AEFC, 1999-2001
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
David K. Stewart                 Vice President,         Vice President - AEFA
802 AXP Financial Center         Controller and Chief    Controller,  since
Minneapolis, MN 55474            Accounting Officer      2002; Treasurer -
Born in 1953                     since 2004              Lutheran Brotherhood,
                                                         1985-2002
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
Walter S. Berman                 Treasurer since 2003    Chief Financial
50115 AXP Financial Center                               Officer - AEFA since
Minneapolis, MN 55474                                    2001. Various senior
Born in 1942                                             financial positions
                                                         including Treasurer of
                                                         IBM, at other
                                                         companies from  1996
                                                         to 2001
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
Lorraine R. Hart                 Vice President -        Vice President -
53643 AXP Financial Center       Investments             Investments
Minneapolis, MN 55474                                    Administration
Born in 1951                                             Officer, AEFC, since
                                                         2003; Vice President -
                                                         Insurance Investments,
                                                         AEFC, 1989-2003
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
Michelle M. Keeley               Vice President -        Senior Vice President
257 AXP Financial Center         Investments  since      - Fixed Income, AEFC,
Minneapolis, MN 55474            2003                    since 2002; Managing
Born in 1964                                             Director, Zurich
                                                         Global Assets,
                                                         2000-2002
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
Scott R. Plummer                 Chief Compliance        Vice President - Asset
813 AXP Financial Center         Officer  since 2004     Management Compliance,
Minneapolis, MN 55474                                    AEFC, since 2004;
Born in 1959                                             Senior Vice President
                                                         and Chief Compliance
                                                         Officer, U.S. Bancorp
                                                         Asset Management,
                                                         2002-2004; Second Vice
                                                         President and
                                                         Assistant General
                                                         Counsel, Hartford
                                                         Life, 2001-2002
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------
H. Bernt von Ohlen               Vice President,         Vice President and
50607 AXP Financial Center       General Counsel, and    Group Counsel, AEFC,
Minneapolis, MN 55474            Secretary since         since 2000
Born in 1946                     September 2002
-------------------------------- ----------------------- ------------------------ ------------------------- ------------------------


The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

The Issuer has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of AECC at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firms as experts in accounting and auditing.


--------------------------------------------------------------------------------
22p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA -- Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA -- Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A -- Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB -- Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB -- Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B -- Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC -- Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC -- Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C -- Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D -- Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, the Issuer will consider the financial condition of the issuer or the protection afforded by the terms of the security.

--------------------------------------------------------------------------------
23p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

Annual Financial Information

SUMMARY OF SELECTED FINANCIAL INFORMATION

The following selected financial information was derived from AECC's audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information.

Year Ended December 31, (Thousands)                                      2004         2003        2002        2001       2000
Statements of Operations Data(a)
Investment income                                                  $  265,628   $  264,238   $  221,151    $  204,345   $  222,535
Investment expenses                                                    53,998       44,417       43,626        44,050       43,952
----------------------------------------------------------------------------------------------------------------------------------
Net investment income before provision for certificate reserves
   and income tax (expense) benefit                                   211,630      219,821      177,525       160,295      178,583
Net provision for certificate reserves                                139,958      141,483      100,252       155,387      155,461
----------------------------------------------------------------------------------------------------------------------------------
Net investment income before income tax (expense) benefit              71,672       78,338       77,273         4,908       23,122
Income tax (expense) benefit                                          (25,040)     (27,296)     (24,866)        3,348          (14)
-----------------------------------------------------------------------------------------------------------------------------------
Net investment income                                                  46,632       51,042       52,407         8,256       23,108
----------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments in securities
   of unaffiliated issuers before income taxes                          4,616        2,944       (9,899)      (92,375)     (10,110)
Income tax (expense) benefit                                           (1,615)      (1,031)       3,631        32,331        3,539
----------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments                                 3,001        1,913       (6,268)      (60,044)      (6,571)
Net income -- wholly-owned subsidiary                                      --           --           --            --           --
Cumulative effect of accounting change                                     --           --           --          (397)          --
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                  $   49,633   $   52,955   $   46,139    $  (52,185)  $   16,537
----------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared
                                                                   $       --   $       --   $       --    $       --   $    5,000
Capital Dividends Declared
                                                                           --           --           --       166,906           --
(Return of capital to) contributions from AEFC
                                                                           --      (50,000)     (10,000)      240,000           --
Balance Sheet Data(a)
Total assets                                                       $6,311,786   $5,255,592   $5,199,769    $4,642,734   $4,043,806
Certificate loans                                                  $   13,006   $   15,606   $   18,614    $   21,807   $   25,547
Certificate reserves                                               $5,835,243   $4,787,817   $4,493,372    $4,159,926   $3,831,059
Shareholder's equity                                               $  343,069   $  323,213   $  359,389    $  263,005   $  166,514
----------------------------------------------------------------------------------------------------------------------------------

(a) Certain reclassifications of prior period amounts have been made to conform to the current presentation.


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24p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

American Express Certificate Company's (AECC's) net income is derived primarily from the after-tax yield on investments and realized investment gains (losses), less investment expenses and interest credited on certificate reserve liabilities. Changes in net income trends occur largely due to changes in investment returns, interest crediting rates to certificate products, the mix of fully taxable and tax-advantaged investments in AECC's portfolio and from realization of investment gains (losses). AECC follows U.S. generally accepted accounting principles (GAAP).

Net income in 2004 decreased $3.3 million, or 6.3 percent, reflecting an increase in investment expenses which was mainly due to the write-off of previously deferred distribution fees paid to AEFC. Net income in 2003 increased $6.8 million, or 14.8 percent, reflecting increased investment income, increased gross realized gains and decreased gross realized losses on sale of investments, partially offset by slightly higher investment expenses and a higher provision for certificate reserves.

In 2004, investment income increased $1.4 million, or 0.5 percent, reflecting a slight increase in investment income from available-for-sale securities offset by a decrease in net pre-tax gains on equity index options due to the effect of lower appreciation in the S&P 500 on the value of options hedging outstanding stock market certificates compared to 2003. In 2003, investment income increased $43.1 million, or 19.5 percent, reflecting a $66.0 million increase in net pre-tax gains on equity index options, partially offset by lower investment portfolio yields. The increase in net pre-tax gains on equity index options was due to the effect of appreciation in the S&P 500 on the value of options economically hedging stock market certificate products.

In 2004, provision for certificate reserves decreased $1.5 million or 1.1 percent reflecting lower appreciation in the S&P 500. In 2003, provision for certificate reserves increased $41.2 million or 41.1 percent reflecting the effect on stock market certificates of appreciation in the S&P 500 during 2003 versus depreciation during 2002, partially offset by lower interest crediting rates on the interest rate sensitive portion of AECC's certificate product portfolio.

AECC's gross realized gains on sales of securities classified as Available-for-Sale, using the specific identification method, were $6.1 million and $47.1 million for the years ended December 31, 2004 and 2003, respectively. Gross realized losses on sales were ($1.1 million) and ($2.8 million) for the same periods. AECC also recognized losses of ($0.6 million) and ($36.0 million) in other-than-temporary impairments on Available-for-Sale securities for the years ended December 31, 2004 and 2003, respectively.

Certain Critical Accounting Policies

AECC's significant accounting policies are described in Note 1 to the Financial Statements. The following provides a description of the critical accounting policy on investment securities valuation that is important to the Financial Statements.

Investment securities valuation

Generally, investment securities are carried at fair value on the balance sheet with unrealized gains (losses) recorded in accumulated other comprehensive income (loss) within equity, net of income tax provisions (benefits). At December 31, 2004, AECC had net unrealized pretax gains on Available-for-Sale securities of $21.8 million. Gains and losses are recognized in results of operations upon disposition of the securities. In addition, losses are recognized when management determines that a decline in value is other-than-temporary, which requires judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. AECC also considers the extent to which cost exceeds fair value, the duration and size of that gap, and management's judgment about the issuer's current and prospective financial condition. As of December 31, 2004, there were $31.9 million in gross unrealized losses that related to $2.7 billion of securities, of which only $321.6 million has been in a continuous unrealized loss position for twelve months or more. As part of its ongoing monitoring process, management has determined that substantially all of the gross unrealized losses on these securities is attributable to changes in interest rates. Additionally, AECC has the ability and intent to hold these securities for a time sufficient to recover its amortized cost and has, therefore, concluded that none of these securities is other-than-temporarily impaired at December 31, 2004.

Liquidity and Capital Resources

AECC's principal sources of cash are receipts from sales of face-amount certificate products and cash flows from investments. AECC's principal uses of cash are payments to certificate product owners for matured and surrendered certificates, purchases of investments, and return of capital or dividend payments to AEFC.

Cash received from sales of certificates totaled $3.3 billion, $2.6 billion and $2.0 billion for the three years ended December 31, 2004, respectively. Certificate maturities and cash surrenders totaled $2.4 billion, $2.4 billion and $1.8 billion for the three years ended December 31, 2004, respectively.


--------------------------------------------------------------------------------
25p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

AECC, as an issuer of face-amount certificates, is impacted by significant changes in interest rates as interest crediting rates on certificate products generally reset at shorter intervals than the change in the yield on AECC's investment portfolio. The specified maturities of most of AECC's certificate products range from ten to twenty years. Within that maturity period, most certificates have interest crediting rate terms ranging from one to thirty-six months. Interest crediting rates are subject to change and certificate product owners can surrender their certificates without penalty at term end. AECC has investment certificate obligations totaling $5.9 billion of which $5.4 billion have terms ending in 2005, $0.3 billion have terms ending in 2006 and $0.2 billion have terms ending in 2007. Contractholders have the right to redeem the investment certificates earlier and at their discretion subject to a surrender charge. Redemptions are most likely to occur in periods of dramatic increases in interest rates. AECC has investments in mortgage and asset-backed securities, and to a lesser extent, intermediate term corporate debt securities. AECC enters into interest rate swap contracts that effectively lengthen the rate reset interval on certificate products. As a result of interest rate fluctuations, the amount of interest paid on hedged liabilities will positively or negatively impact reported earnings. Income or loss on the derivative instruments that are linked to the hedged liabilities will generally offset the effect of this impact. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates. Also, on three series of AECC's certificates, interest is credited to certificate products based upon the relative change in a major stock market index between the beginning and end of the certificates' terms. To meet the obligations related to the provisions of these equity market sensitive certificates, AECC purchases and writes index call options on a major stock market index and, from time to time, enters into futures contracts.

AECC's investment program is designed to maintain an investment portfolio that will produce the competitive portfolio yields within acceptable risk and liquidity parameters. AECC's investment program considers investment securities as investments acquired to meet anticipated certificate owner obligations.

Debt securities and marketable equity securities are classified as Available-for-Sale and are carried at fair value. The Available-for-Sale classification does not mean AECC expects to sell these securities, but rather these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate owner redemptions.

At December 31, 2004, securities classified as Available-for-Sale were carried, in the aggregate, at a fair market value of $5.6 billion. Based on amortized costs, fixed maturity securities comprise 92 percent of AECC's total investment portfolio. Of these securities, 96 percent are investment grade. Investments primarily include mortgage and asset-backed securities and corporate debt securities. AECC's corporate debt securities are a diverse portfolio with concentrations in the following industries: banking and finance, utilities, communications, food processing and retail. Other than U.S. Government Agency mortgage-backed securities, no one issuer represents more than 1 percent of AECC's total investment portfolio.

AECC paid AEFC return of capital amounts of $20 million and $50 million during 2004 and 2003, respectively. In addition, AEFC paid AECC a capital contribution of $20 million during the fourth quarter of 2004.

Cash used in investing activities was $1,130.2 million and $522.5 million in 2004 and 2003, respectively. This change was primarily due to the decrease in sales and maturities and redemptions of Available-for-Sale investments partially offset by the increase in the amount due to brokers.

Cash provided by financing activities was $1,050.2 million and $246.8 million in 2004 and 2003, respectively. This increase primarily resulted from an increase in the payments received from certificate owners and lower amounts of return of capital paid to American Express Financial Corporation.

Impact of Market Volatility on Results of Operations

The sensitivity analysis of two different tests of market risk discussed below estimate the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing year's earnings based on year-end positions. The market changes, assumed to occur as of year-end, are a 100 basis point increase in market interest rates and a 10 percent decline in a major stock market index. Computation of the prospective effects of hypothetical interest rate and major stock market index changes are based on numerous assumptions, including relative levels of market interest rates and the major stock market index level, as well as the levels of assets and liabilities. The hypothetical changes and assumptions presented will be different than what actually occurs in the future.

Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes occur over time. As a result, actual earnings effects in the future will differ from those quantified below.

AECC primarily invests in mortgage and asset-backed securities, and intermediate term corporate debt securities to provide its certificate owners with a competitive rate of return on their certificate while managing risk. These investments provide AECC with a historically dependable and targeted margin between the interest rate earned on investments and the interest rate credited to certificate owners' accounts. AECC does not invest in securities to generate short-term trading profits for its own account.


--------------------------------------------------------------------------------
26p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

AEFC's Asset Liability Committee (ALCO), which is comprised of senior business managers, holds regular scheduled meetings to review models projecting various interest rate scenarios and risk/return measures and their effect on various portfolios managed by AEFC, including that of AECC. AECC's Board of Directors has appointed the ALCO as the investment committee of AECC. The ALCO's objectives are to structure AECC's portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability within defined risk parameters and to meet certificate contractual obligations. Part of the committee's strategy includes entering into interest rate swaps to hedge interest rate risk.

AECC is exposed to risk associated with fluctuating interest payments from certain certificate products tied to the London Interbank Offering Rate (LIBOR). As such, certificate product interest crediting rates reset at shorter intervals than the changes in the investment portfolio yield related to new investments and reinvestments. Therefore, AECC's spreads may be negatively impacted by increases in the general level of interest rates. AECC hedges the risk of rising interest rates by entering into pay-fixed, receive-variable (LIBOR-based) interest rate swaps that convert fluctuating crediting rate payments to fixed payments, effectively protecting AECC from unfavorable interest rate movements. The interest rate swaps are treated as cash flow hedges per Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". At December 31, 2004, AECC had $300 million notional of interest rate swaps expiring by February 2005.

AECC is also exposed to risk associated with fluctuations in the equity market from three series of its certificate products. Such amounts credited to certificate product owners' accounts are tied to the relative change in a major stock market index between the beginning and end of the certificates' terms. AECC purchases and writes equity index call options on a major stock market index in order to meet such obligations.

SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the fair value of a derivative are recorded in earnings or directly to equity, depending on the instrument's designated use. Those derivative instruments that are designated and qualify as hedging instruments under SFAS No. 133 are further classified as either fair value hedges, cash flow hedges or hedges of a net investment in a foreign operation, based upon the exposure being hedged. See Note 9 to the Financial Statements for further discussion of AECC's derivative and hedging activities.

The negative impact on AECC's annual pretax income of a 100 basis point increase in interest rates, which assumes certificate product interest crediting rate reset intervals and customer behavior based on the application of proprietary models, to the book of business at December 31, 2004 and 2003, would be $9.8 million and $11.8 million, respectively. A 10 percent decrease in the level of a major stock market index would have a minimal impact on AECC's annual pretax income related as of December 31, 2004 and 2003, because the income effect is a decrease in option related income and a corresponding decrease in interest credited to the American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificates product owners' accounts.

The ratio of shareholder's equity, excluding accumulated other comprehensive income (loss) net of tax, to total assets less certificate loans and net unrealized gains (losses) on securities classified as Available-for-Sale (the Capital-to-Assets Ratio) at December 31, 2004 and 2003, was 5.2 percent and 5.4 percent, respectively. In accordance with an informal agreement established with the Commissioner of Commerce for the State of Minnesota, AECC has agreed to maintain at all times a minimum Capital-to-Assets Ratio of 5 percent. In addition, AECC is required to maintain cash and "qualified investments" meeting the standards of Section 28(b) of the 1940 Act, as modified by an order of the SEC. The amortized cost of such investments must be at least equal to AECC's net liabilities on all outstanding face-amount certificates plus $250,000. So long as AECC wishes to rely on the SEC order, as a condition to the order, AECC has agreed to maintain an amount of unappropriated retained earnings and capital equal to at least 5 percent of net certificate reserves.

Other Reporting Matters

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), as revised, which addresses consolidation by business enterprises of variable interest entities (VIEs) and was subsequently revised in December 2003. In general, FIN 46 requires a VIE to be consolidated when an enterprise has a variable interest for which it is deemed to be the primary beneficiary which means that it will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual return.

During 2003, FIN 46 did not impact the accounting for $27 million in a minority-owned secured loan trust (SLT) or $6 million in a collateralized debt obligation traunche (solely supported by a portfolio of high yield bonds), both of which were managed by third parties, as AECC was not the primary beneficiary. AECC had a 33 percent ownership interest in the SLT, which provided returns to investors primarily based on the performance of an underlying portfolio of high yield loans. The aggregate fair value of the loans related to AECC's pro rata share of this structure was $92.5 million. During 2004, the minority-owned secured loan trust and the CDO were both liquidated.


--------------------------------------------------------------------------------
27p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

In November 2003, the FASB ratified a consensus on the disclosure provisions of Emerging Issues Task Force Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (EITF 03-1). AECC complied with the disclosure provisions of this rule in its Annual Report on Form 10-K for the year ended December 31, 2003. In March 2004, the FASB reached a consensus regarding the application of a three-step impairment model to determine whether investments accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and other cost method investments are other-than-temporarily impaired. However, with the issuance of FSP EITF 03-1-1 on September 30, 2004, the provisions of the consensus relating to the measurement and recognition of other-than-temporary impairments will be deferred pending further clarification from the FASB. The remaining provisions of this rule, which primarily relate to disclosure requirements, are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115 and other cost method investments. The Company will evaluate the potential impact of EITF 03-1 after the FASB completes its reassessment.

Forward-Looking Statements

Certain statements in Item 7. of this Form 10-K Annual Report contain forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. AECC undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: AECC's ability to successfully implement a business model that allows for significant net income growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of reengineering and other cost control initiatives, as well as factors impacting AECC's revenues; AECC's ability to grow its business, over time, which will depend on AECC's ability to manage its capital needs and the effect of business mix; the ability to increase investment spending, which will depend in part on the equity markets and other factors affecting revenues, and the ability to capitalize on such investments to improve business metrics; the accuracy of certain critical accounting estimates, including the fair value of the assets in AECC's investment portfolio (including those investments that are not readily marketable), fluctuation in the equity and fixed income markets, which can affect the amount and types of certificate products sold by AECC, potential deterioration in AECC's high-yield and other investments, which could result in further losses in AECC's investment portfolio; the ability of AECC to sell certain high-yield investments at expected values and within anticipated timeframes and to maintain its high-yield portfolio at certain levels in the future; and spreads in the certificate businesses; credit trends and the rate of bankruptcies, which can affect returns on AECC's investment portfolios; fluctuations in foreign currency exchange rates, which could affect commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations, including tax laws affecting AECC's businesses or that may affect the sales of the products and services that it offers, and regulatory activity in the areas of customer privacy, consumer protection, business continuity and data protection; the adoption of recently issued accounting rules related to the consolidation of variable interest entities, including those involving collateralized debt obligations and secured loan trusts, that AECC invests in, which could affect both AECC's balance sheet and results of operations; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in AECC's other reports filed with the SEC.


--------------------------------------------------------------------------------
28p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

AMERICAN EXPRESS CERTIFICATE COMPANY
RESPONSIBILITY OF MANAGEMENT

The management of American Express Certificate Company (AECC) is responsible for the preparation and fair presentation of its Financial Statements, which have been prepared in conformity with U.S. generally accepted accounting principles; and include amounts based on the best judgment of management. AECC's management is also responsible for the accuracy and consistency of other financial information included in this filing.

In recognition of its responsibility for the integrity and objectivity of data in the financial statements, AECC maintains a system of internal control over financial reporting which is designed to provide reasonable, but not absolute, assurance with respect to the reliability of AECC's financial statements. The concept of reasonable assurance is based on the notion that the cost of internal control system should not exceed the benefits derived.

The internal control system is founded on an ethical climate and includes: (i) an organizational structure with clearly defined lines of responsibility, policies and procedures; (ii) a Code of Conduct; and (iii) a careful selection and training of employees. Internal auditors monitor and assess the effectiveness of internal control system and report their findings to management and the Board of Directors throughout the year. AECC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test internal control system over financial reporting to the extent they believed necessary to support their report.


--------------------------------------------------------------------------------
29p      AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES -- PROSPECTUS

American Express Certificate Company
--------------------------------------------------------------------------------


Report of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS AND SHAREHOLDERS
AMERICAN EXPRESS CERTIFICATE COMPANY

We have audited the accompanying balance sheets of American Express Certificate Company (the Company), a wholly-owned subsidiary of American Express Financial Corporation, as of December 31, 2004 and 2003, and the related statements of operations, comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of December 31, 2004 and 2003, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepting accounting principles.

                                                  /s/ Ernst & Young LLP

Minneapolis, Minnesota

February 18, 2005

--------------------------------------------------------------------------------
1

American Express Certificate Company
--------------------------------------------------------------------------------

Financial Statements

Balance Sheets

December 31, (Thousands, except share amount)                                                            2004          2003
Assets

Qualified Assets (Note 2)
Investments in unaffiliated issuers (Note 3):
   Cash and cash equivalents                                                                       $   35,212    $   25,099
   Available-for-Sale securities                                                                    5,603,789     4,509,726
   First mortgage loans on real estate and other loans                                                461,211       469,309
   Certificate loans -- secured by certificate reserves                                                13,006        15,606
------------------------------------------------------------------------------------------------------------------------------------
Total investments                                                                                   6,113,218     5,019,740
------------------------------------------------------------------------------------------------------------------------------------
Receivables:
   Dividends and interest                                                                              42,162        36,007
   Investment securities sold                                                                           3,699         7,946
------------------------------------------------------------------------------------------------------------------------------------
Total receivables                                                                                      45,861        43,953
------------------------------------------------------------------------------------------------------------------------------------
Equity index options (Note 9)                                                                         116,285       153,162
------------------------------------------------------------------------------------------------------------------------------------
Total qualified assets                                                                              6,275,364     5,216,855
------------------------------------------------------------------------------------------------------------------------------------

Other Assets

Due from AEFC for federal income taxes                                                                     --        22,963
Deferred taxes, net (Note 8)                                                                           34,483         9,321
Due from other affiliates                                                                               1,939            --
Deferred distribution fees and other                                                                       --         6,453
------------------------------------------------------------------------------------------------------------------------------------
Total other assets                                                                                     36,422        38,737
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                       $6,311,786    $5,255,592
====================================================================================================================================

See Notes to Financial Statements

--------------------------------------------------------------------------------
2

American Express Certificate Company
--------------------------------------------------------------------------------

Balance Sheets (continued)

December 31, (Thousands, except share amount)                                                            2004          2003
Liabilities and Shareholder's Equity

Liabilities
Certificate Reserves (Note 5):
   Installment certificates:
      Reserves to mature                                                                           $  116,637    $  146,052
      Additional credits and accrued interest                                                           3,092         3,514
      Advance payments and accrued interest                                                               474           499
      Other                                                                                                 2            32
   Fully paid certificates:
      Reserves to mature                                                                            5,666,939     4,573,514
      Additional credits and accrued interest                                                          48,053        64,114
   Due to unlocated certificate holders                                                                    46            92
------------------------------------------------------------------------------------------------------------------------------------
Total certificate reserves                                                                          5,835,243     4,787,817
------------------------------------------------------------------------------------------------------------------------------------
Accounts Payable and Accrued Liabilities:
   Due to AEFC (Note 7)                                                                                 1,190           880
   Due to other affiliates (Note 7)                                                                       687           560
   Current taxes payable (Note 8)                                                                      16,096            --
   Payable for investment securities purchased                                                         25,541         9,173
   Equity index options and other liabilities (Note 9)                                                 89,960       133,949
------------------------------------------------------------------------------------------------------------------------------------
Total accounts payable and accrued liabilities                                                        133,474       144,562
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                   5,968,717     4,932,379
------------------------------------------------------------------------------------------------------------------------------------
Commitments (Note 4)
------------------------------------------------------------------------------------------------------------------------------------

Shareholder's Equity (Note 6)

Common stock, $10 par -- authorized and issued 150,000 shares                                           1,500         1,500
Additional paid-in capital                                                                            323,844       323,844
Retained earnings:
   Appropriated for pre-declared additional credits and interest                                          549           184
   Appropriated for additional interest on advance payments                                                15            15
   Unappropriated                                                                                       2,712       (46,556)
Accumulated other comprehensive income -- net of tax (Note 1)                                          14,449        44,226
------------------------------------------------------------------------------------------------------------------------------------
Total shareholder's equity                                                                            343,069       323,213
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholder's equity                                                         $6,311,786    $5,255,592
====================================================================================================================================

See Notes to Financial Statements

--------------------------------------------------------------------------------
3

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Operations

Years ended December 31, (Thousands)                                                         2004         2003         2002
Investment Income

Interest income from unaffiliated investments:
   Available-for-Sale securities                                                         $213,125     $204,932     $227,609
   Mortgage loans on real estate and other loans                                           26,232       27,093       27,719
   Certificate loans                                                                          772          933        1,095
Dividends                                                                                   3,348        5,074        9,949
Equity index options (Note 9)                                                              25,639       29,538      (36,421)
Interest rate swap agreements (Note 9)                                                     (5,367)      (5,301)      (9,780)
Other                                                                                       1,879        1,969          980
------------------------------------------------------------------------------------------------------------------------------------
Total investment income                                                                   265,628      264,238      221,151
------------------------------------------------------------------------------------------------------------------------------------

Investment Expenses

AEFC and affiliated company fees (Note 7):
   Distribution                                                                            37,960       29,731       29,762
   Investment advisory and services                                                        10,940       10,436        9,980
   Transfer agent                                                                           3,522        3,378        3,203
   Depository                                                                                 414          349          321
Other                                                                                       1,162          523          360
------------------------------------------------------------------------------------------------------------------------------------
Total investment expenses                                                                  53,998       44,417       43,626
------------------------------------------------------------------------------------------------------------------------------------
Net investment income before provision for certificate reserves and income tax benefit   $211,630     $219,821     $177,525
------------------------------------------------------------------------------------------------------------------------------------

Provision for Certificate Reserves (Note 5)

According to the terms of the certificates:
   Provision for certificate reserves                                                       6,416        6,043        7,888
   Interest on additional credits                                                             348          425          543
   Interest on advance payments                                                                16           17           19
Additional credits/interest authorized by AECC:
   On fully paid certificates                                                             131,888      132,975       88,201
   On installment certificates                                                              2,650        3,379        4,757
------------------------------------------------------------------------------------------------------------------------------------
Total provision for certificate reserves before reserve recoveries                        141,318      142,839      101,408
Reserve recoveries from terminations prior to maturity                                     (1,360)      (1,356)      (1,156)
------------------------------------------------------------------------------------------------------------------------------------
Net provision for certificate reserves                                                    139,958      141,483      100,252
------------------------------------------------------------------------------------------------------------------------------------
Net investment income before income tax expense                                            71,672       78,338       77,273
Income tax expense (Note 8)                                                               (25,040)     (27,296)     (24,866)
------------------------------------------------------------------------------------------------------------------------------------
Net investment income                                                                      46,632       51,042       52,407
Net realized gain (loss) on investments
Securities of unaffiliated issuers before income tax benefit (expense)                      4,616        2,944       (9,899)
   Income tax (expense) benefit (Note 8)                                                   (1,615)      (1,031)       3,631
------------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments                                                     3,001        1,913       (6,268)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                               $ 49,633     $ 52,955     $ 46,139
====================================================================================================================================

See Notes to Financial Statements

--------------------------------------------------------------------------------
4

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Cash Flows

Years Ended December 31, (Thousands)                                                         2004         2003         2002
Cash Flows from Operating Activities

Net income                                                                            $    49,633  $    52,955  $    46,139
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Interest added to certificate loans                                                    (530)        (630)        (738)
      Amortization of premiums, accretion of discounts, net                                17,915       14,907       (2,426)
      Deferred taxes, net                                                                  (9,127)     (38,877)      (3,288)
      Net realized (gain) loss on investments before income tax provision                  (4,616)      (2,944)       9,899
      Changes in other operating assets and liabilities:
         Deferred distribution fees, net                                                    6,453         (479)       1,801
         Equity index options purchased and written, net                                     (946)      44,273       13,306
         Dividends and interest receivable                                                 (6,155)      (1,893)       4,184
         Due to American Express Financial Corporation -- federal income taxes             37,553           --        3,908
   Other assets and liabilities, net                                                         (114)      (6,856)      (9,911)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                  90,066       60,456       62,874
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities

Available-for-Sale investments:
   Sales                                                                                  124,575    1,132,131      887,193
   Maturities and redemptions                                                             842,427    1,305,953    1,111,493
   Purchases                                                                           (2,126,951)  (2,626,239)  (2,228,071)
Other investments:
   Sales                                                                                   25,022       16,972       59,515
   Maturities and redemptions                                                             128,463      117,159       39,195
   Purchases                                                                             (144,660)    (231,478)    (210,061)
Certificate loans:
   Payments                                                                                 1,902        2,805        2,919
   Fundings                                                                                (1,558)      (1,553)      (2,085)
Changes in amounts due to and from brokers, net                                            20,615     (238,262)      97,482
------------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                  (1,130,165)    (522,512)    (242,420)
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities

Payments from certificate owners                                                        3,285,610    2,571,209    2,031,414
Net provision for certificate reserves                                                    139,958      141,483      100,252
Certificate maturities and cash surrenders                                             (2,375,356)  (2,415,860)  (1,788,995)
Payment of capital from American Express Financial Corporation                             20,000           --           --
Return of capital to American Express Financial Corporation                               (20,000)     (50,000)     (10,000)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                               1,050,212      246,832      332,671
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                       10,113     (215,224)     153,125
Cash and cash equivalents at beginning of year                                             25,099      240,323       87,198
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $    35,212  $    25,099  $   240,323
====================================================================================================================================

See Notes to Financial Statements

--------------------------------------------------------------------------------
5

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Comprehensive Income

Years Ended December 31, (Thousands)                                                         2004         2003         2002
Net income                                                                               $ 49,633     $ 52,955     $ 46,139
------------------------------------------------------------------------------------------------------------------------------------

Other comprehensive (loss) income net of tax
------------------------------------------------------------------------------------------------------------------------------------

Unrealized (losses) gains on Available-for-Sale securities:
   Unrealized holding (losses) gains arising during period                                (47,844)     (52,669)      82,904
   Income tax benefit (provision)                                                          16,745       18,434      (29,016)
------------------------------------------------------------------------------------------------------------------------------------
   Net unrealized holding (losses) gains arising during the period                        (31,099)     (34,235)      53,888
------------------------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for (gains) losses included in net income                   (4,395)      (8,260)       8,142
   Income tax provision (benefit)                                                           1,538        2,891       (2,850)
------------------------------------------------------------------------------------------------------------------------------------
   Net reclassification adjustment for (gains) losses included in net income               (2,857)      (5,369)       5,292
------------------------------------------------------------------------------------------------------------------------------------
Net unrealized (losses) gains on Available-for-Sale securities                            (33,956)     (39,604)      59,180
------------------------------------------------------------------------------------------------------------------------------------

Unrealized gains (losses) on interest rate swaps:
   Unrealized gains (losses) arising during the period                                      1,062       (4,579)      (8,141)
   Income tax (benefit) provision                                                            (372)       1,603        2,849
------------------------------------------------------------------------------------------------------------------------------------
   Net unrealized holding gains (losses) arising during the period                            690       (2,976)      (5,292)
------------------------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for gains included in net income                             5,367        5,300        9,780
   Income tax benefit                                                                      (1,878)      (1,855)      (3,423)
------------------------------------------------------------------------------------------------------------------------------------
   Net reclassification adjustment for losses included in net income                        3,489        3,445        6,357
------------------------------------------------------------------------------------------------------------------------------------
Net unrealized gains on interest rate swaps                                                 4,179          469        1,065
------------------------------------------------------------------------------------------------------------------------------------
Net other comprehensive (loss) income                                                     (29,777)     (39,135)      60,245
------------------------------------------------------------------------------------------------------------------------------------

Total comprehensive income                                                               $ 19,856     $ 13,820     $106,384
====================================================================================================================================

See Notes to Financial Statements

--------------------------------------------------------------------------------
6

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Shareholder's Equity

Years Ended December 31, (Thousands)                                                         2004         2003         2002
Common Stock                                                                             $  1,500    $   1,500    $   1,500
------------------------------------------------------------------------------------------------------------------------------------

Additional Paid-in Capital

Balance at beginning of year                                                             $323,844    $ 373,844    $ 383,844
Receipt of capital from Parent                                                             20,000           --           --
Return of capital to Parent                                                               (20,000)     (50,000)     (10,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   $323,844    $ 323,844    $ 373,844
====================================================================================================================================

Retained Earnings

Appropriated for pre-declared additional credits/interest (Note 5)
Balance at beginning of year                                                             $    184    $     811    $   1,123
Transferred from (to) unappropriated retained earnings                                        365         (627)        (312)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   $    549    $     184    $     811
------------------------------------------------------------------------------------------------------------------------------------
Appropriated for additional interest on advance payments                                 $     15    $      15    $      15
------------------------------------------------------------------------------------------------------------------------------------
Unappropriated (Note 6)
Balance at beginning of year                                                             $(46,556)   $(100,142)   $(146,593)
Net income                                                                                 49,633       52,955       46,139
Transferred (to) from appropriated retained earnings                                         (365)         627          312
Other                                                                                          --            4           --
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   $  2,712    $ (46,556)   $(100,142)
====================================================================================================================================

Accumulated other comprehensive income -- net of tax
Balance at beginning of year                                                             $ 44,226    $  83,361    $  23,116
Net other comprehensive (loss) income                                                     (29,777)     (39,135)      60,245
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   $ 14,449    $  44,226    $  83,361
------------------------------------------------------------------------------------------------------------------------------------
Total shareholder's equity                                                               $343,069    $ 323,213    $ 359,389
====================================================================================================================================

See Notes to Financial Statements

--------------------------------------------------------------------------------
7

American Express Certificate Company
--------------------------------------------------------------------------------

Notes to Financial Statements

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

American Express Certificate Company (AECC), is a wholly-owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly-owned subsidiary of American Express Company. AECC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. Face-amount certificates issued by AECC entitle the certificate owner to receive at maturity a stated amount of money and interest or credits declared from time to time by AECC, at its discretion. The certificates issued by AECC are not insured by any government agency. AECC's certificates are sold primarily by American Express Financial Advisor Inc. (AEFAI) and American Express Bank Ltd. (AEB), both affiliates of AECC. AEFAI is registered as a broker dealer in all 50 states, the District of Columbia and Puerto Rico. AEFC acts as investment advisor for AECC.

As of December 31, 2004, AECC offered nine different certificate products to the public. AECC is impacted by significant changes in interest rates as interest crediting rates on certificate products generally reset at shorter intervals than the change in the yield on AECC's investment portfolio. The specified maturities of most of AECC's certificate products range from ten to twenty years. Within that maturity period, most certificates have interest crediting rate terms ranging from one to thirty-six months. Interest crediting rates are subject to change and certificate product owners can surrender their certificates without penalty at term end. In addition, three types of certificate products have interest tied, in whole or in part, to a broad-based stock market index. Except for two types of certificate products, all of the certificates are available as qualified investments for Individual Retirement Accounts, 401(k) plans and other qualified retirement plans.

AECC's net investment income is derived primarily from interest and dividends generated by its investments. AECC's net income is determined by deducting from net investment income provision expenses for certificate reserves, and other expenses, including taxes, fees paid to AEFC for investment advisory and other services, distribution fees paid to AEFAI, and marketing fees paid to AEB, a wholly-owned indirect subsidiary of American Express Company.

Basis of financial statement presentation

The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles. AECC uses the equity method of accounting for its wholly-owned unconsolidated subsidiary, Investors Syndicate Development Corporation, as prescribed by the Securities and Exchange Commission
(SEC) for non-investment company subsidiaries. Certain reclassifications of prior period amounts have been made to conform to the current presentation.

Accounting estimates are an integral part of the Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant is investment securities valuation as discussed in Note 3. These accounting estimates reflect the best judgment of management and actual results could differ.

Fair values of financial instruments

The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Interest income

Interest income is accrued as earned using the effective interest method, which makes an adjustment for security premiums and discounts, so that the related security recognizes a constant rate of return on the outstanding balance throughout its term.

Preferred stock dividend income

AECC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities. Dividend income from perpetual preferred stock is recognized on an ex-dividend date basis.

Cash and cash equivalents

AECC has defined cash and cash equivalents as cash in banks and highly liquid investments with original maturities of ninety days or less.

--------------------------------------------------------------------------------
8

American Express Certificate Company
--------------------------------------------------------------------------------

Available-for-Sale investments

Debt securities and marketable equity securities are classified as Available-for-Sale and carried at fair value. Unrealized gains (losses) on securities classified as Available-for-Sale are reflected, net of taxes, in accumulated other comprehensive income as part of Shareholder's Equity.

The basis for determining cost in computing realized gains (losses) on securities is specific identification. Gains (losses) are recognized in the results of operations upon disposition of the securities. In addition, losses are also recognized when management determines that a decline in value is other-than-temporary, which requires judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. AECC also considers the extent to which cost exceeds fair value, the duration of time of that decline and management's judgment as to the issuer's current and prospective financial condition. The charges are reflected in net realized gain (loss) on investments in the statements of operations.

Fair value is generally based on quoted market prices. However, AECC's investment portfolio contained structured investments of various asset quality as of December 31, 2003, which were not readily marketable. As a result, the carrying values of these structured investments were based on future cash flow projections that required a significant degree of management judgment as to the amount and timing of cash payments, defaults and recovery rates of the underlying investments and as such, are subject to change. The structured investments were called in 2004 and AECC has no exposure as of December 31, 2004.

First mortgage loans on real estate and other loans

First mortgage loans on real estate reflect principal amounts outstanding less reserves for losses, which is the basis for determining realized gains (losses). Estimated fair values of mortgage loans on real estate are determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities. Other loans reflect amortized cost less reserve for losses. Fair values of other loans represent estimated fair values when quoted prices are not available.

The reserve for loan losses is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate or the fair value of collateral. Additionally, the level of the reserve account is determined based on several factors, including historical experience and current economic and political conditions. Management regularly evaluates the adequacy of the reserve for loan losses, and believes it is adequate to absorb estimated losses in the portfolio.

AECC generally stops accruing interest on mortgage loans on real estate for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Certificate Reserves

Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate product owners are entitled to receive, at maturity, a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate interest at specified percentage rates as declared by AECC. Reserves also are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fees and other

Prior to September 30, 2004, distribution fees on sales of certain certificate products were deferred and amortized over the estimated lives of the related certificates, which was generally one year but could have been up to 10 years. Upon surrender prior to maturity, unamortized deferred distribution fees were reflected in expenses and any related surrender charges were reflected as a reduction to the provision expense for certificate reserves. During the third quarter of 2004, and based on management's recent review of AECC's certificate product portfolio mix and certificate portfolio maturities, AECC determined it to be appropriate to not defer distribution fees in the future and to completely write-down previously deferred balances to zero. As a result of these actions, investment expenses increased $5.7 million on a pre-tax basis during the third quarter of 2004.

--------------------------------------------------------------------------------
9

American Express Certificate Company
--------------------------------------------------------------------------------


Federal income taxes

AECC's taxable income is included in the consolidated federal income tax return of American Express Company. AECC provides for income taxes on a separate return basis, except that, under an agreement between AEFC and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of AEFC and its subsidiaries that AEFC will reimburse its subsidiaries for any tax benefits recorded.

Supplemental Disclosures of Cash Flow Information

Net cash paid for income taxes in 2004, 2003 and 2002 was $6.5 million, ($71.6) million and ($22.2) million, respectively. Certificate maturities and surrenders through loan reductions in 2004, 2003 and 2002 was $2.8 million, $2.4 million and $3.1 million, respectively.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), as revised, which addresses consolidation by business enterprises of variable interest entities (VIEs) and was subsequently revised in December 2003. In general, FIN 46 requires a VIE to be consolidated when an enterprise has a variable interest for which it is deemed to be the primary beneficiary which means that it will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual return.

During 2003, FIN 46 did not impact the accounting for $27 million in a minority-owned secured loan trust (SLT) or $6 million in a collateralized debt obligation traunche (solely supported by a portfolio of high yield bonds), both of which were managed by third parties, as AECC was not the primary beneficiary. AECC had a 33 percent ownership interest in the SLT, which provided returns to investors primarily based on the performance of an underlying portfolio of high yield loans. The aggregate fair value of the loans related to AECC's pro rata share of this structure was $92.5 million. During 2004, the minority-owned secured loan trust and the CDO were both liquidated.

In November 2003, the FASB ratified a consensus on the disclosure provisions of Emerging Issues Task Force Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" (EITF 03-1). AECC complied with the disclosure provisions of this rule in its Annual Report on Form 10-K for the year ended December 31, 2003. In March 2004, the FASB reached a consensus regarding the application of a three-step impairment model to determine whether investments accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and other cost method investments are other-than-temporarily impaired. However, with the issuance of FSP EITF 03-1-1 on September 30, 2004, the provisions of the consensus relating to the measurement and recognition of other-than-temporary impairments will be deferred pending further clarification from the FASB. The remaining provisions of this rule, which primarily relate to disclosure requirements, are required to be applied prospectively to all current and future investments accounted for in accordance with SFAS No. 115 and other cost method investments. The Company will evaluate the potential impact of EITF 03-1 after the FASB completes its reassessment.

2. DEPOSIT OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS

Under the provisions of its certificates and the 1940 Act, AECC was required to have Qualified Assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $5.8 billion and $4.8 billion at December 31, 2004 and 2003, respectively. AECC reported Qualified Assets of $6.2 billion and $5.1 billion at December 31, 2004 and 2003, respectively, excluding net unrealized pretax gains on Available-for-Sale securities of $22 million and $74 million at December 31, 2004 and 2003, respectively, and unsettled investment purchases of $26 million and $9 million at December 31, 2004 and 2003, respectively.

Qualified Assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. These values are the same as financial statement carrying values, except for debt securities classified as Available-for-Sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at either amortized cost, market value or par value based on the state requirements for qualified asset and deposit maintenance purposes.

--------------------------------------------------------------------------------
10

American Express Certificate Company
--------------------------------------------------------------------------------

Pursuant to provisions of the certificates, the 1940 Act, the central depository agreement and requirements of various states, qualified assets (accounted for on a trade date basis) of AECC were deposited as follows:

                                                                                                     December 31, 2004
                                                                                          ------------------------------------------
                                                                                                         Required
(Thousands)                                                                                  Deposits    Deposits    Excess
------------------------------------------------------------------------------------------------------------------------------------
Deposits to meet certificate liability requirements:
Pennsylvania (at market value)                                                            $      155  $      100   $     55
Texas, Illinois, New Jersey (at par value)                                                $      215  $      185   $     30
Central Depository (at amortized cost)                                                    $6,133,903  $5,791,501   $342,402
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     December 31, 2003
                                                                                          ------------------------------------------
                                                                                                         Required
(Thousands)                                                                                  Deposits    Deposits    Excess
------------------------------------------------------------------------------------------------------------------------------------
Deposits to meet certificate liability requirements:
Pennsylvania (at market value)                                                            $      162  $      100   $     62
Texas, Illinois, New Jersey (at par value)                                                $      215  $      185   $     30
Central Depository (at amortized cost)                                                    $5,004,553  $4,742,572   $261,981
------------------------------------------------------------------------------------------------------------------------------------

The assets on deposit with the central depository at December 31, 2004 and 2003 consisted of securities and other loans having a deposit value of $5.7 billion and $4.6 billion, respectively, mortgage loans on real estate of $322 million and $331 million, respectively, and other investments of $81 million and $74 million, respectively. Additionally, these assets on deposit include unsettled purchases of investments in the amount of $26 million and $9 million at December 31, 2004 and 2003, respectively.

American Express Trust Company, the custodian for AECC, is the Central Depository. See Note 7.

3. INVESTMENTS IN UNAFFILIATED ISSUERS

Fair values of investments in securities represent market prices or estimated fair values when quoted prices are not available. Estimated fair values are determined by using established procedures involving, among other things, review of market indexes, price levels of current offerings and comparable issues, price estimates, estimated future cash flows, and market data from independent brokers.

Investments classified as Available-for-Sale securities at December 31 are distributed by type as presented below:

                                                                                                    2004
                                                                            --------------------------------------------------------
                                                                                             Gross       Gross
                                                                              Amortized   Unrealized  Unrealized     Fair
(Thousands)                                                                     Cost         Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
Mortgage and asset-backed securities                                        $3,226,417     $23,251    $(17,372)  $3,232,296
Corporate debt securities                                                    2,279,295      29,927     (14,043)   2,295,179
Stated maturity preferred stock                                                 24,043         348          (9)      24,382
Perpetual preferred stock                                                       17,782         168         (81)      17,869
U.S. Government & agency obligations                                            25,365          62        (120)      25,307
State and municipal obligations                                                  9,048           2        (294)       8,756
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                       $5,581,950     $53,758    $(31,919)  $5,603,789
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                     2003
                                                                            --------------------------------------------------------
                                                                                             Gross       Gross
                                                                              Amortized   Unrealized  Unrealized     Fair
(Thousands)                                                                     Cost         Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
Mortgage and asset-backed securities                                        $2,605,686     $35,954    $(10,975)  $2,630,665
Corporate debt securities                                                    1,710,353      53,497      (7,762)   1,756,088
Stated maturity preferred stock                                                 44,340       1,178         (34)      45,484
Structured Investments                                                          32,592       1,788          --       34,380
Perpetual preferred stock                                                       17,782         270          --       18,052
U.S. Government & agency obligations                                            15,355         350          --       15,705
State and municipal obligations                                                  9,539           6        (214)       9,331
Common Stock                                                                        --          21          --           21
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                         $4,435,647     $93,064  $(18,985)  $4,509,726
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
11

American Express Certificate Company
--------------------------------------------------------------------------------

The following table provides information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004:

(Thousands)                                                Less than 12 months      12 months or more            Total
------------------------------------------------------------------------------------------------------------------------------------
                                                            Fair   Unrealized        Fair  Unrealized       Fair   Unrealized
Description of Securities                                   Value    Losses          Value    Losses        Value    Losses
------------------------------------------------------------------------------------------------------------------------------------
Corporate debt securities                              $  875,416  $(10,104)      $135,885  $(3,939)   $1,011,301  $(14,043)
Mortgage and other asset-backed securities              1,444,363   (12,085)       180,808   (5,287)    1,625,171   (17,372)
State and  municipal obligations                            3,850      (150)         4,859     (144)        8,709      (294)
US Government & agency obligations                         10,053      (120)            --       --        10,053      (120)
------------------------------------------------------------------------------------------------------------------------------------
Perpetual preferred stock                                   5,213       (81)            --       --         5,213       (81)
------------------------------------------------------------------------------------------------------------------------------------
Stated maturity preferred stock                             1,285        (9)            --       --         1,285        (9)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                  $2,340,180  $(22,549)      $321,552  $(9,370)   $2,661,732  $(31,919)
====================================================================================================================================

In evaluating potential other-than-temporary impairments, AECC considers the extent to which cost exceeds fair value and the duration and size of that difference. A key metric in performing this evaluation is the ratio of fair value to cost. The following table summarizes the unrealized losses by ratio of fair value to cost as of December 31, 2004:

(Thousands, except number
of securities)                      Less than 12 months                 12 months or more                      Total
------------------------------------------------------------------------------------------------------------------------------------
                                                     Gross                              Gross                              Gross
Ratio of Fair Value to       Number of    Fair    Unrealized        Number of  Fair  Unrealized   Number of    Fair    Unrealized
Amortized Cost              Securities    Value     Losses         Securities  Value   Losses    Securities    Value      Losses
------------------------------------------------------------------------------------------------------------------------------------
95% - 100%                      248    $2,326,063   $(21,666)          37    $311,595   $(7,589)    285     $2,637,658   $(29,255)
90% - 95%                         1        14,117       (883)           1       3,249      (276)      2         17,366     (1,159)
80% - 90%                        --            --         --            1       6,708    (1,505)      1          6,708     (1,505)
------------------------------------------------------------------------------------------------------------------------------------
Total                           249    $2,340,180   $(22,549)          39    $321,552   $(9,370)    288     $2,661,732   $(31,919)
------------------------------------------------------------------------------------------------------------------------------------

Substantially, all of the gross unrealized losses on the securities are attributable to changes in interest rates. Credit spreads and specific credit events associated with individual issuers can also cause unrealized losses although these impacts are not significant as of December 31, 2004. As noted in the table above, a significant portion of the unrealized loss relates to securities that have a fair value to cost ratio of 95% or above resulting in an overall 99% ratio of fair value to cost for all securities with an unrealized loss.

The $1.5 million in unrealized losses for securities with an unrealized loss for twelve months or more and a fair value to cost ratio in 80-90% category relates to a commercial mortgage-backed security collateralized by a commercial property for which AECC expects that all contractual principal and interest will be received. The unrealized losses in the other categories are not concentrated in any individual industries or with any individual securities.

The Company monitors the investments and metrics discussed above on a quarterly basis to identify and evaluate investments that have indications of possible other-than-temporary impairment. See the Available-for-Sale Investments section of Note 1 for information regarding AECC's policy for determining when an investment's decline in value is other than temporary. As stated earlier, substantially all of the gross unrealized losses on its Available-for-Sale securities are attributable to changes in interest rates. Additionally, AECC has the ability and intent to hold these securities for a time sufficient to recover its amortized cost and has, therefore, concluded that none are other-than-temporarily impaired at December 31, 2004.

The amortized cost and fair value of Available-for-Sale securities, by contractual maturity at December 31, 2004 are shown below. Cash flows may differ from contractual maturities because issuers may call or prepay obligations.

                                                                                                 Amortized           Fair
(Thousands)                                                                                         Cost             Value
------------------------------------------------------------------------------------------------------------------------------------
Due within one year                                                                             $  122,541       $  125,200
Due from one to five years                                                                       1,749,956        1,758,232
Due from five to ten years                                                                         461,132          466,082
Due in more than ten years                                                                           4,122            4,110
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                $2,337,751       $2,353,624
Mortgage and asset-backed securities                                                             3,226,417        3,232,296
Perpetual preferred stock                                                                           17,782           17,869
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                           $5,581,950       $5,603,789
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
12

American Express Certificate Company
--------------------------------------------------------------------------------

Mortgage and other asset-backed securities primarily reflect GNMA, FNMA, and FHLMC securities at December 31, 2004 and 2003. The expected payouts on mortgage and other asset-backed securities may not coincide with their contractual maturities. As such, these securities, as well as perpetual preferred stock, were not included in the maturities distribution.

Gross realized gains on sales of securities classified as Available-for-Sale, using the specific identification method, were $6.1 million, $47.1 million and $23.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Gross realized losses on sales were ($1.1 million), ($2.8 million) and ($15.7 million) for the same periods. AECC also recognized losses of ($0.6 million), ($36 million) and ($15.8 million) in other-than-temporary impairments on Available-for-Sale securities for the years ended December 31, 2004, 2003 and 2002, respectively.

Investments in securities with fixed maturities comprised 92 percent and 90 percent of AECC's total investments at December 31, 2004 and 2003, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by AEFC's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. Ratings are presented using S&P's convention and if the two agency's ratings differ, the lower rating is used. A summary of investments in securities with fixed maturities, at amortized cost, by rating of investment is as follows:

Rating                                                                                                       2004       2003
------------------------------------------------------------------------------------------------------------------------------------
AAA                                                                                                           57%        60%
AA                                                                                                             6          2
A                                                                                                             15         16
BBB                                                                                                           18         18
Below investment grade                                                                                         4          4
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                        100%       100%
------------------------------------------------------------------------------------------------------------------------------------

Of the securities rated AAA, 76 percent and 94 percent at December 31, 2004 and 2003, respectively, are U.S. Government Agency mortgage-backed securities that are rated by a public rating agency. At December 31, 2004 and 2003, approximately 3 percent and 6 percent, respectively, of securities with fixed maturities, other than U.S. Government Agency mortgage-backed securities, are rated by AEFC's internal analysts.

At December 31, 2004 and 2003 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1 percent of AECC's total investment in securities with fixed maturities.

AECC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, AECC may purchase for its portfolio all or part of an issue of restricted securities. Since AECC would intend to purchase such securities for investment and not for distribution, it would not be "acting as a distributor" if such securities are resold by AECC at a later date. AECC's board of directors, using the aforementioned procedures and factors, approve fair value procedures, which are implemented by investment accounting.

In the event AECC were to be deemed to be a distributor of the restricted securities, it is possible that AECC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be incurred by the issuer of the restricted securities.

--------------------------------------------------------------------------------
13

American Express Certificate Company
--------------------------------------------------------------------------------

4. INVESTMENTS IN FIRST MORTGAGE LOANS ON REAL ESTATE AND OTHER LOANS

The carrying amounts and fair values of first mortgage loans on real estate and other loans at December 31 are below:

                                                                                          2004                   2003
                                                                                ----------------------------------------------------
                                                                                   Carrying   Fair        Carrying    Fair
(Thousands)                                                                         Amount    Value        Amount     Value
------------------------------------------------------------------------------------------------------------------------------------
First mortgage loans on real estate                                               $329,452  $342,116     $337,489  $355,442
Other loans                                                                        139,295   140,428      141,356   141,356
Reserve for losses                                                                  (7,536)       --       (9,536)       --
------------------------------------------------------------------------------------------------------------------------------------
Net first mortgage and other loans                                                $461,211  $482,544     $469,309  $496,798
------------------------------------------------------------------------------------------------------------------------------------

During the years ended December 31, 2004 and 2003, AECC held investments in impaired mortgage or other loans totaling $4.6 million and $9.9 million, respectively. AECC recognized $0.5 million and $0.4 million of interest income related to such investments for the years ended December 31, 2004 and 2003, respectively.

At December 31, 2004 and 2003, approximately 5 percent and 7 percent, respectively, of AECC's invested assets were first mortgage loans on real estate. A summary of first mortgage loans on real estate by region and property type at December 31, is as follows:

Region of the United States of America                                                                       2004       2003
------------------------------------------------------------------------------------------------------------------------------------
South Atlantic                                                                                                20%        18%
West North Central                                                                                            15         15
East North Central                                                                                            10         12
Mountain                                                                                                      10         10
West South Central                                                                                            17         17
Pacific                                                                                                       16         16
New England                                                                                                    8          7
Middle Atlantic                                                                                                4          5
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                        100%       100%
------------------------------------------------------------------------------------------------------------------------------------

Property Type                                                                                                2004       2003
------------------------------------------------------------------------------------------------------------------------------------
Office buildings                                                                                              44%        42%
Retail/shopping centers                                                                                       21         23
Apartments                                                                                                    11         10
Industrial buildings                                                                                          14         14
Other                                                                                                         10         11
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                        100%       100%
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 2004 and 2003, commitments for funding of first mortgage loans on real estate, at market interest rates, aggregated $2.5 million and $9.8 million, respectively. AECC holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreements. AECC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. AECC's first mortgage loans on real estate is restricted to 80 percent or less of the market value of the real estate at the time of the loan funding. Fair values for these commitments were not substantial at December 31, 2004 and 2003.

--------------------------------------------------------------------------------
14

American Express Certificate Company
--------------------------------------------------------------------------------


5. CERTIFICATE RESERVES

Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section 28 of the 1940 Act. The average rates of accumulation on certificate reserves at December 31 were as follows:

                                                                                                           2004
                                                                                          ------------------------------------------
                                                                                                          Average    Average
                                                                                                           Gross   Additional
                                                                                              Reserve  Accumulation  Credit
(Dollars in Thousands)                                                                        Balance      Rates      Rates
------------------------------------------------------------------------------------------------------------------------------------
Installment certificates:
Reserves to mature:
   With guaranteed rates                                                                  $    9,394           4.00%      0.50%
   Without guaranteed rates(a)                                                               107,243             --       0.88%
Additional credits and accrued interest                                                        3,092           3.25%        --
Advance payments and accrued interest(b)                                                         474           3.37%        --
Other                                                                                              2             --       5.67%
Fully paid certificates:
Reserves to mature:
   With guaranteed rates                                                                      82,424           3.21%      0.01%
   Without guaranteed rates(a) and(c)                                                      5,584,515             --       0.65%
Additional credits and accrued interest                                                       48,053           3.02%        --
Due to unlocated certificate holders                                                              46             --         --
-----------------------------------------------------------------------------------------------------
Total                                                                                     $5,835,243
-----------------------------------------------------------------------------------------------------

                                                                                                           2003
                                                                                          ------------------------------------------
                                                                                                          Average    Average
                                                                                                           Gross   Additional
                                                                                              Reserve  Accumulation  Credit
(Dollars in Thousands)                                                                        Balance      Rates      Rates
------------------------------------------------------------------------------------------------------------------------------------
Installment certificates:
Reserves to mature:
   With guaranteed rates                                                                  $   11,153           4.00%       .50%
   Without guaranteed rates(a)                                                               134,899             --        .80%
Additional credits and accrued interest                                                        3,514           3.22%        --
Advance payments and accrued interest(b)                                                         499           3.35%        --
Other                                                                                             32             --        .32%
Fully paid certificates:
Reserves to mature:
   With guaranteed rates                                                                      90,149           3.21%       .01%
   Without guaranteed rates(a) and(c)                                                      4,483,365             --        .53%
Additional credits and accrued interest                                                       64,114           3.05%        --
Due to unlocated certificate holders                                                              92             --         --
-----------------------------------------------------------------------------------------------------
Total                                                                                     $4,787,817
-----------------------------------------------------------------------------------------------------

(a) There is no minimum rate of accrual on these reserves. Interest is declared periodically, quarterly, or annually in accordance with the terms of the separate series of certificates.

(b) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.26 percent. AECC's rate of accrual is currently set at 4 percent, which is in effect through April 2006.

(c) American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificates enable the certificate owner to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificates have a term of 52 weeks and may continue for up to 20 successive terms. The reserve balance on these certificates at December 31, 2004 and 2003 was $1.5 billion and $1.3 billion, respectively.

--------------------------------------------------------------------------------
15

American Express Certificate Company
--------------------------------------------------------------------------------

Certificate maturities and surrenders through loan reductions during the years ended December 31, 2004 and 2003 were $2.4 million.

On certain series of single payment certificates, additional interest is pre-declared for periods greater than one year. The retained earnings appropriated for the pre-declared additional interest at December 31, 2004 and 2003 was $549,000 and $184,000, respectively, which reflects the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges. Fair values for other certificate reserves are determined by discounted cash flow analyses using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

The carrying amounts and fair values of certificate reserves at December 31, consisted of the following:

                                                                                     2004                       2003
                                                                           ---------------------------------------------------------
                                                                              Carrying    Fair          Carrying      Fair
(Thousands)                                                                    Amount     Value          Amount       Value
------------------------------------------------------------------------------------------------------------------------------------
Reserves with terms of one year or less                                    $5,393,448   $5,416,179    $4,322,321   $4,320,182
Other                                                                         441,795      439,636       465,496      471,427
------------------------------------------------------------------------------------------------------------------------------------
Total certificate reserves                                                 $5,835,243   $5,855,815    $4,787,817   $4,791,609
Unapplied certificate transactions                                              4,933        4,933         3,499        3,499
Certificate loans and accrued interest                                        (13,176)     (13,176)      (15,798)     (15,798)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                      $5,827,000   $5,847,572    $4,775,518   $4,779,310
------------------------------------------------------------------------------------------------------------------------------------

6. DIVIDEND RESTRICTION

Certain series of installment certificates outstanding provide that cash dividends may be paid by AECC only in calendar years for which additional credits of at least one-half of one percent on such series of certificates have been authorized by AECC. This restriction has been satisfied for 2004 and 2003 by AECC's declaration of additional credits in meeting this requirement.

AECC is required to maintain cash and "qualified investments" meeting the standards of Section 28(b) of the 1940 Act, as modified by an order of the Securities and Exchange Commission (the SEC). The amortized cost of such investments must be at least equal to AECC's net liabilities on all outstanding face-amount certificates plus $250,000. So long as AECC wishes to rely on the SEC order, as a condition to the order, AECC has agreed to maintain an amount of unappropriated retained earnings and capital equal to at least 5 percent of net certificate reserves. For these purposes, net certificate reserves means certificate reserves less outstanding certificate loans. In determining compliance with this condition, qualified investments are valued in accordance with the provisions of Minnesota Statutes where such provisions are applicable. AECC's qualified assets consist of cash and cash equivalents, first mortgage loans on real estate and other loans, U.S. government and government agency securities, municipal bonds, corporate bonds, preferred stocks and other securities meeting specified standards. AECC has also entered into a written informal understanding with the State of Minnesota, Department of Commerce, that AECC will maintain capital equal to 5 percent of the assets of AECC (less any loans on outstanding certificates). When computing its capital for these purposes, AECC values its assets on the basis of statutory accounting for insurance companies rather than U.S. generally accepted accounting principles
(GAAP). AECC is subject to annual examination and supervision by the State of Minnesota, Department of Commerce (Banking Division).

7. RELATED PARTY TRANSACTIONS

Investment advisory, joint facilities and technology support

The investment advisory and services agreement with AEFC provides for a graduated scale of fees equal on an annual basis to 0.750 percent on the first $250 million of total book value of investments of AECC, 0.650 percent on the next $250 million, 0.550 percent on the next $250 million, 0.500 percent on the next $250 million and 0.107 percent on the amount in excess of $1 billion. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from investments for purposes of this computation are first mortgage and other loans, real estate and any other asset on which AECC pays an outside advisory or service fee. The fee paid to AEFC for managing and servicing bank loans is equal to 0.35 percent on an annual basis.

--------------------------------------------------------------------------------
16

American Express Certificate Company
--------------------------------------------------------------------------------


Distribution services

Fees payable to AEFAI on sales of AECC's certificates are based upon terms of agreements giving AEFAI the right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time.

From time to time, AECC may sponsor or participate in sales promotions involving one or more of the certificates and their respective terms. These promotions may offer a special interest rate to attract new clients or retain existing clients. To cover the cost of these promotions, distribution fees paid to AEFAI may be lowered. From September 29, 2004 through December 31, 2004, AECC sponsored a sales promotion on the Flexible Savings Certificate. During that time, the distribution fee on 7 and 11 month Flexible Savings Certificates has been 0.08 percent per quarter.

The aggregate fees payable under the agreements is $25 per $1,000 face amount of installment certificates sold on or after April 30, 1997. The aggregate fees payable for the first year is $2.50 and the remaining $22.50 aggregate fees is payable over nine subsequent years.

American Express Investors Certificates have contractual distribution fee rates at an annualized rate of 1 percent of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid each quarter from date of issuance on certificates with a six, twelve, twenty-four or thirty-six month term.

American Express Preferred Investors Certificates have contractual distribution fee rates of 0.165 percent of the initial payment on issue date of the certificate and 0.165 percent of the certificate's reserve at the beginning of the second and subsequent quarters from issue date.

Effective April 26, 2000, the American Express Flexible Savings Certificate have contractual distribution fee rates of 0.08 percent of the purchase price at the time of issuance and 0.08 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 25, 2000, fees were paid at the rate of 0.20 percent of the purchase price at time of issuance and
0.20 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Effective April 25, 2001, the American Express Cash Reserve Certificate have contractual distribution fee rates of 0.0625 percent of the purchase price at the time of issuance and 0.0625 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 24, 2001, the American Express Cash Reserve Certificates have contractual distribution fee rates of
0.20 percent of the purchase price at the time of issuance and 0.20 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Effective April 28, 1999, the American Express Stock Market, sold through AEFAI, and American Express Market Strategy Certificates have contractual distribution fee rates of 0.90 percent. For certificates sold from April 30, 1997 to April 27, 1999, fees were at the rate of 0.70 percent. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Effective April 26, 2000, the American Express Stock Market Certificates, sold through American Express Bank International, have contractual distribution fee rates of 0.90 percent. For certificates sold from April 28, 1999 to April 25, 2000, fees were paid at the rate of 1.00 percent. For certificates sold from April 30, 1997 to April 27, 1999, fees were at a rate of 1.25 percent. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

The American Express Equity Indexed Savings Certificates have contractual distribution fee rates of 1.00 percent of the initial investment on the first day of each certificate's term and 1.00 percent of the certificate's reserve at the beginning of each subsequent term.

--------------------------------------------------------------------------------
17

American Express Certificate Company
--------------------------------------------------------------------------------


Depository fees

The basis for computing fees paid or payable to American Express Trust Company for depository services is as follows:

Depository fees paid or payable to American Express Trust Company (an affiliate) is:

Maintenance charge per account           5 cents per $1,000 of assets on deposit
Transaction charge                       $20 per transaction
Security loan activity:
   Depository Trust Company
   receive/deliver                       $20 per transaction
   Physical receive/deliver              $25 per transaction
   Exchange collateral                   $15 per transaction
--------------------------------------------------------------------------------

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.

Other fees

The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the American Express Special Deposits on an annualized basis is 1.25 percent of the reserves maintained for the certificates on an amount from $100,000 to $249,999, 0.80 percent on an amount from $250,000 to $499,999, 0.65 percent on an amount from $500,000 to $999,999 and 0.50 percent on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid at the end of each quarter from date of issuance on certificates with six, twelve, twenty-four, or thirty-six month terms.

Transfer agent fees

The basis of computing transfer agent fees paid or payable to American Express Client Service Corporation (AECSC) (an affiliate) is under a Transfer Agency Agreement effective December 2, 2004. AECSC maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

8. INCOME TAXES

Income tax (expense) benefit as shown in the Statements of Operations for the three years ended December 31 consists of:

(Thousands)                                                                                    2004        2003       2002
------------------------------------------------------------------------------------------------------------------------------------
Federal:
   Current                                                                                  $(44,763)   $(44,777)  $(24,367)
   Deferred                                                                                   18,934      17,804      3,288
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (25,829)    (26,973)   (21,079)
State                                                                                           (826)     (1,354)      (156)
------------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                                    $(26,655)   $(28,327)  $(21,235)
------------------------------------------------------------------------------------------------------------------------------------

Income tax expense differs from that computed by using the federal statutory rate of 35%. The principal causes of the difference in each year are shown below:

(Thousands)                                                       2004                    2003                   2002
------------------------------------------------------------------------------------------------------------------------------------
Federal tax expense at federal statutory rate            $(26,701)      35.0%     $(28,449)    35.0%     $(23,581)      35.0%
Dividend exclusion                                            820       (1.1)%         998     (1.2)%       2,462       (3.6)%
Other, net                                                     52       (0.1)%         478     (0.6)%          40       (0.1)%
------------------------------------------------------------------------------------------------------------------------------------
Federal tax expense                                      $(25,829)      33.8%     $(26,973)    33.2%     $(21,079)      31.3%
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
18

American Express Certificate Company
--------------------------------------------------------------------------------

Deferred income tax provision (benefit) results from differences between assets and liabilities measured for financial reporting and for income tax purposes. The significant components of deferred tax assets and liabilities at December 31, 2004 and 2003 are reflected in the following table:

(Thousands)                                                                                                2004       2003
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Certificate reserves                                                                                     $18,676    $18,454
Investments                                                                                               24,512     34,425
Other, net                                                                                                    --        140
------------------------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                                                $43,188    $53,019
------------------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
Investment unrealized gains, net                                                                         $ 7,780    $23,814
Deferred distribution fees                                                                                    --      2,259
Purchased/written call options                                                                                --     17,501
Other, net                                                                                                   925        124
------------------------------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                                             8,705     43,698
------------------------------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                                                  $34,483    $ 9,321
------------------------------------------------------------------------------------------------------------------------------------

AECC is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that AECC will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

Net income taxes paid during the years ended December 31, 2004 and 2003 were $6.5 million and $71.6 million, respectively.

9. DERIVATIVE FINANCIAL INSTRUMENTS

AECC maintains an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate and equity market volatility. AECC enters into interest rate swaps to manage interest rate sensitivity and enters into options and futures contracts to mitigate the negative effect on earnings that would result from an increase in the equity markets.

AECC is exposed to risk associated with fluctuating interest payments on certain certificate products tied to the London Interbank Offering Rate (LIBOR) as the certificate products reset at shorter intervals than the average maturity of the investment portfolio. AECC enters into interest rate swap contracts that effectively lengthen the rate reset interval on certificate products. As a result of interest rate fluctuations, the amount of interest paid on hedged liabilities will positively or negatively impact reported earnings. Income or loss on the derivative instruments that are linked to the hedged liabilities will generally offset the effect of this impact. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

AECC uses interest rate swap contracts to hedge the risk of interest rate fluctuations on a portion of the certificate products. Interest rate swaps generally involve the exchange of fixed and variable rate interest rate payments between two parties, based on a common notional principal amount and maturity date. The Company is required to pay counterparties to the contracts a stream of fixed interest payments, and in turn, receives a stream of LIBOR-based variable interest payments.

The interest rate swaps qualify for and are designated as cash flow hedges. The effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income. Amounts are reclassified from other comprehensive income to investment income as interest is credited to certificate reserves. The fair value of the interest rate swaps are included in accounts payable and accrued liabilities on the balance sheet.

For the years ended December 31, 2004 and 2003, AECC recognized no losses on the derivatives as a result of ineffectiveness. AECC reclassified into earnings pretax losses of ($5.4 million) and ($5.3 million) during 2004 and 2003, respectively. An estimated ($0.4 million) of the unrealized losses accumulated in other comprehensive income related to derivatives designated as cash flow hedges will be reclassified into earnings by December 31, 2005. This effect will occur at the same time as the Company realizes the benefits of lower market rates of interest on its certificates. The longest period of time over which the Company is hedging exposure to the variability in future cash flows is 2 months.

--------------------------------------------------------------------------------
19

American Express Certificate Company
--------------------------------------------------------------------------------


AECC offers American Express Stock Market Certificates ("SMC") that offer a return based upon the relative change in a major stock market index between the beginning and end of the SMC's term. The SMC product contains an embedded derivative, essentially the equity based return of the certificate that must be separated from the host contract and accounted for as a derivative instrument per SFAS No. 133. As a result of fluctuations in equity markets, and the corresponding changes in value of the embedded derivative, the amount of expenses incurred by the Company related to SMC will positively or negatively impact reported earnings. As a means of hedging its obligations under the provisions for these certificates, the Company purchases and writes call options on the major market index. The Company views this strategy as a prudent management of equity market sensitivity, such that earnings are not exposed to undue risk presented by changes in equity market levels.

On the same series of certificates, AECC also purchases futures on the major market index to economically hedge its obligations. The futures are marked-to-market daily and exchange traded, exposing the Company to no counterparty risk.

The options and futures contracts do not receive special hedge accounting under SFAS No. 133. As such, any changes in the fair value of the contracts are taken through earnings. The fair values of the purchased and written call options are included in equity index options receivable and equity indexed options and other liabilities, respectively, on the balance sheet. The fair value of the embedded derivatives is reflected in certificate reserves. Gains (losses) on options and futures are reflected in investment income, equity index options, on the statements of operations. Changes in fair values of embedded derivative instruments are reflected in provision for certificate reserves.

By using derivative instruments, AECC is exposed to credit and market risk. Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. AECC monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. AECC manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. AECC primarily uses derivatives to manage risk and, therefore, cash flow and income effects of such derivatives generally offset effects of the underlying certificate product reserves.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

AECC discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The fair value of the financial instruments presented may not be indicative of their future fair values. The estimated fair value of certain financial instruments such as cash and cash equivalents, receivables for dividends and interest, and investment securities sold, accounts payable due to parent and other affiliates, payable for investment securities purchased and other accounts payable and accrued expenses approximate the carrying amounts disclosed in the Balance Sheets.

A summary of fair values of financial instruments as of December 31, is as follows:

                                                                                     2004                       2003
                                                                           ---------------------------------------------------------
                                                                              Carrying    Fair          Carrying      Fair
(Thousands)                                                                     Value     Value          Value        Value
------------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Assets for which carrying values approximate fair values                $  102,703  $  102,703     $  101,105    $  101,105
   Available-for-sale securities (Note 3)                                  $5,603,789  $5,603,789     $4,509,726    $4,509,726
   First mortgage loans on real estate and other loans (Note 4)            $  468,747  $  482,544     $  469,309    $  493,798
   Derivative financial instruments (Note 9)                               $  116,285  $  116,285     $  153,162    $  153,162
Financial liabilities:
   Liabilities for which carrying values approximate fair values           $   55,560  $   55,560     $   24,444    $   24,444
   Net certificate reserves (Note 5)                                       $5,827,000  $5,847,572     $4,775,518    $4,779,310
   Derivative financial instruments (Note 9)                               $   72,428  $   72,428     $  116,680    $  116,680
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
20

American Express Certificate Company
--------------------------------------------------------------------------------


11. SUBSEQUENT EVENT

On February 1, 2005, American Express Company announced plans to pursue a tax-free spin-off of the common stock of AEFC through a special dividend to American Express Company common shareholders. The final transaction, which is subject to certain conditions including receipt of a favorable tax ruling and approval by American Express Company's Board of Directors, is expected to close in the third quarter of 2005.

At the time of the spin-off, American Express Company intends to provide additional capital to AEFC that will provide additional liquidity and a senior debt rating that will allow AEFC to have efficient access to the capital markets. Additionally, American Express Company anticipates that it will incur spin-off related expenses associated with establishing an independent company that could be significant on a cumulative basis. These expenses will be recorded by American Express Company or AEFC, as appropriate, as they are incurred each quarter.

--------------------------------------------------------------------------------
21

Quick telephone reference


(800) 862-7919          American Express Easy Access Line
                        Account value, cash transaction information, current rate information (automated response for Touchtone(R) phones only)


(800) 846-4852          TTY Service

                        For the hearing impaired



--------------------------------------------------------------------------------
(logo)
AMERICAN
 EXPRESS
(R)
--------------------------------------------------------------------------------

American Express Certificate Company
70100 AXP Financial Center
Minneapolis, MN 55474
Web site address:
http://www.americanexpress.com

Distributed by

American Express
Financial Advisors Inc.

Investment Company Act File #811-00002

                                                                 S-6034 G (4/05)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)               Securities Sold

2002          American Express Special Deposits                   9,792,888.00
2003          American Express Special Deposits                  13,341,309.00
2004          American Express Special Deposits                   8,423,210.00

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of American Express Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $446,326.20 in 2002, $263,897.87 in 2003 and $226,417.33 in
2004.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1. (a) Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement No. 33-26844, for the American Express International Investment Certificate (now called, the IDS Investors Certificate) is incorporated herein by reference.

         2.       Not Applicable.

         3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (b) Certificate of Amendment, dated April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

            (e) Certificate of Amendment, dated January 28, 2000, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252 is incorporated herein by reference.

            (f) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

 4.               Not Applicable.

 5. An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 16(a)5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

6. through 9. --  None.

10.         (a)   Investment Advisory and Services Agreement between Registrant and American Express Financial Corporation dated March 6,
                  2002, filed electronically as Exhibit 10(a) to Post-Effective
                  Amendment No. 51 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (b) Depositary and Custodial Agreement dated June 23, 2004, between American Express Certificate Company and American Express Trust Company, filed electronically on or about February 18, 2005 as Exhibit 10(b) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated herein by reference.

            (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (e) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (f) Second amendment to Selling Agent Agreement between American Express Financial Advisors Inc. and American Express Bank International dated as of May 2, 1995, filed electronically as Exhibit (1) to Registrant's June 30, 1995, Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (g) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

            (h) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (i) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

            (j) Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (k) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (l) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities
                  America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

            (m) Letter Agreement, dated April 10, 2000, amending the Selling Agent Agreement, dated March 10, 1999, between American Express Financial Advisors Inc. and Securities America, Inc., filed electronically as Exhibit 10(o) to Post-Effective Amendment No. 20 to Registration Statement 33-26844, is incorporated herein by reference.

            (n) Selling Dealer Agreement dated July 31, 2000 between American Express Financial Advisors Inc., and Securities America Inc. filed electronically on or about February 18, 2005 as Exhibit 10(n) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

         (o)(1)   Code of  Ethics  under  rule  17j-1  for  Registrant,  filed electronically as Exhibit 10(p)(1) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

         (o)(2) Code of Ethics under rule 17j-1 for Registrant's investment advisor and principal underwriter, filed electronically on or about February 18, 2005 as Exhibit 10(o)(2) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

            (p) Letter of Representations, dated August 22, 2000, between Registrant and The Depository Trust Company, filed electronically as Exhibit 10(r) to Post-Effective Amendment No. 49 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (q) Transfer Agency Agreement, dated December 2, 2004, between American Express Certificate Company and American Express Client Service Corporation filed electronically on or about February 18, 2005 as Exhibit 10(q) to Post-Effective Amendment No. 32 to Registration Statement No. 2-95577 is incorporated by reference.

        11. through 22. -- None.

        23. Consent of Independent Registered Public Accounting Firm is filed electronically herewith.

        24. (a) Directors' Power of Attorney, dated Feb. 22, 2005, filed electronically on or about April 22, 2005 as Exhibit 24(a) to Post-Effective Amendment No. 33 to Registration Statement No. 2-95577 is incorporated by reference.

            (b) Officers' Power of Attorney, dated Feb. 22, 2005, filed electronically on or about April 22, 2005 as Exhibit 24(b) to Post-Effective Amendment No. 33 to Registration Statement No. 2-95577 is incorporated by reference.

            (c) Director's and Officer's Power of Attorney, dated Feb. 22, 2005, filed electronically on or about April 22, 2005 as
                  Exhibit 24(c) to Post-Effective Amendment No. 33 to Registration Statement No. 2-95577 is incorporated by reference.

        25. through 27. -- None.

(b) The financial statement schedules for American Express Certificate Company filed electronically on or about April 22, 2005 as Exhibit 16(b) to Post-Effective Amendment No. 33 to Registration Statement No. 2-95577 for American Express Flexible Savings Certificate are incorporated by reference.

Item 17. Undertakings.

             Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to
             Indemnification of Officers and Directors as permitted by applicable law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 22, 2005.

AMERICAN EXPRESS CERTIFICATE COMPANY



                                              By: /s/ Paula R. Meyer
                                              -----------------------
                                                      Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on April 22, 2005.


Signature                          Capacity

/s/ Paula R. Meyer                 President and Director
----------------------             (Principal Executive Officer)
    Paula R. Meyer

/s/ Brian J. McGrane               Vice President and Chief Financial Officer
----------------------             (Principal Financial Officer)
    Brian J. McGrane

/s/ David K. Stewart               Vice President, Controller and
----------------------             Chief Accounting Officer
    David K. Stewart               (Principal Accounting Officer)

/s/ Rodney P. Burwell*             Director
-----------------------
    Rodney P. Burwell

/s/ Jean B. Keffeler*              Director
----------------------
    Jean B. Keffeler

/s/ Thomas R. McBurney*            Chairman and Director
------------------------
    Thomas R. McBurney

/s/ Karen M. Bohn*                 Director
-------------------
    Karen M. Bohn

* Signed pursuant to Directors' Power of Attorney dated February 22, 2005, filed electronically on or about April 22, 2005 as Exhibit 24(a) to American Express Flexible Savings Certificate Post-Effective Amendment No. 33 to Registration Statement No. 2-95577, by:




/s/ Paula R. Meyer
----------------------
    Paula R. Meyer